SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Horizon Offshore, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our stockholders:
      You are cordially invited to our 2005 annual meeting of stockholders to be held in the Board Room at Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas, on Thursday, August 18, 2005, at 10:00 a.m., Central Time.
      The attached notice of annual meeting and proxy statement describe the matters to be transacted at the meeting, which includes (1) the approval of an amendment to our certificate of incorporation to declassify our Board of Directors, (2) the election of five directors in the event Proposal No. 1 is approved, and alternatively, if Proposal No. 1 is not approved, the election of one director, (3) the approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 100 million to 1.5 billion, (4) the approval of an amendment to our certificate of incorporation to reduce the par value of our common and preferred stock from $1.00 per share to $0.001 per share, (5) the approval of an amendment to our certificate of incorporation to eliminate all supermajority vote requirements, (6) the approval of our 2005 Stock Incentive Plan, and (7) the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm.
      Our Nominating and Governance Committee has recommended the nomination of, and our Board has approved, Charles O. Buckner, Ken R. LeSuer, John T. Mills, Raymond L. Steele and me for election to the Board of Directors. Our Board urges you to vote for Messrs. Buckner, LeSuer, Mills and Steele and me. Our Board has also approved the series of proposed amendments to our certificate of incorporation described above and our 2005 Stock Incentive Plan and urges you to vote in favor of each of those proposals.
      The election of five directors is contingent upon the approval of the proposal to amend our certificate of incorporation to declassify our Board of Directors so that all of our directors will be elected annually for one year terms. If that proposal is not approved, our Board of Directors will remain classified and only Mr. Mills will stand for election to our Board at the annual meeting.
      We hope you will be able to attend the annual meeting. Your vote is important. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction card. Please sign, date and return the enclosed proxy card promptly. This will save us the additional expenses associated with soliciting proxies and ensure that your shares are represented at the annual meeting. Please review the instructions on the proxy or voting instruction card regarding each of these voting options. If you attend the annual meeting, you may vote in person even if you have previously submitted your proxy or voting instructions.

Sincerely,

David W. Sharp
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 18, 2005

Date:	Thursday, August 18, 2005

Time:	10:00 a.m. (Central Time)

Place:	Board Room, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas, 77042

Purpose:	(1) To consider and approve an amendment to our certificate of incorporation to elect all directors annually for one year terms;

(2) To elect five directors in the event Proposal No. 1 is approved, and alternatively, if Proposal No. 1 is not approved, to elect one director;

(3) To consider and approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 100 million to 1.5 billion;

(4) To consider and approve an amendment to our certificate of incorporation to reduce the par value of our common and preferred stock from $1.00 per share to $0.001 per share;

(5) To consider and approve an amendment to our certificate of incorporation to eliminate all supermajority vote requirements;

(6) To consider and approve our 2005 Stock Incentive Plan;

(7) To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2005; and

(9) To transact such other business as may properly come before the meeting.

Record Date:	Close of business on July 6, 2005.
      Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy or instruction card and return it promptly in the enclosed envelope or follow the instructions on the card for voting by telephone or the Internet. You may revoke your proxy at any time before it is voted. We appreciate your cooperation.

By Order of the Board of Directors

William B. Gibbens, III
Secretary
Houston, Texas
July      , 2005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1
PROPOSAL NO. 2 ELECTION OF DIRECTORS
PROPOSAL NO. 3
PROPOSAL NO. 4
PROPOSAL NO. 5
PROPOSAL NO. 6
PROPOSAL NO. 7
VOTING SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EXECUTIVE OFFICER COMPENSATION
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS

Horizon Offshore, Inc.
2500 CityWest Boulevard
Suite 2200
Houston, Texas 77042
July      , 2005

PROXY STATEMENT
       We will begin mailing this proxy statement to our stockholders on or about July      , 2005.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	You have received this proxy statement regarding our 2005 annual meeting of stockholders because you owned shares of our common stock at the close of business on July 6, 2005, the record date for the meeting, and are entitled to vote at the meeting. On that date, we had 92,323,139 shares of our common stock outstanding. The proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders beginning on or about July , 2005. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	When and where will the meeting be held?

A:	The meeting will be held on Thursday, August 18, 2005, at 10:00 a.m., Central Time, in the Board Room at Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

Q:	What is the purpose of the annual meeting?

A:	At the annual meeting, our stockholders will be asked to (i) elect five directors, (ii) approve a series of amendments to our certificate of incorporation, including votes to declassify our Board of Directors, increase the number of authorized shares of our common stock from 100 million to 1.5 billion, reduce the par value of our common and preferred stock to $0.001 per share and eliminate all supermajority vote requirements, (iii) approve our 2005 Stock Incentive Plan, (iv) ratify Grant Thornton LLP as our independent registered public accounting firm for 2005, and (v) consider any other matter that properly comes before the meeting.

Q:	Who is soliciting my proxy?

A:	Our Board of Directors is soliciting your vote for our 2005 annual meeting of stockholders. By completing and returning the proxy card or voting instruction card, or by following the instructions on the card to vote by telephone or the Internet, you are authorizing the proxy holder to vote your shares at our 2005 annual meeting as you have instructed him.

Q:	How many votes do I have?

A:	Each share of our common stock that you hold entitles you to one vote on all matters that come before the 2005 annual meeting. The inspector of election will count votes cast at the 2005 annual meeting.

Q:	How many shares must be present to hold the 2005 annual meeting?

A:	The presence of a majority of our common stock entitled to vote, or 46,161,570 shares, present in person or by proxy, is necessary to constitute a quorum. We will count shares of common stock present at the 2005 annual meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding common stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” The proxy statement and proxy card have been directly sent to you by us. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy statement has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Q:	How many votes are required to approve each proposal?

A:	The directors will be elected by a plurality of the shares voted. The proposed amendments to our certificate of incorporation and the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2005 must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Our 2005 Stock Incentive Plan must be approved by the affirmative vote of a majority of votes cast on each proposal at the 2005 annual meeting.

Withheld votes, abstentions and broker non-votes will have no effect on the voting calculations for the election of directors. Abstentions and broker non-votes will count as a vote against the proposals to amend our certificate of incorporation and the ratification of our independent registered public accounting firm and have no effect on the voting calculations for the adoption of the 2005 Stock Incentive Plan.

Q:	Have any stockholders agreed to vote in favor of any of the proposals?

A:	The stockholders that were issued 60,000,015 shares of our common stock on June 10, 2005 in the exchange transaction contemplated by the recapitalization letter agreement dated March 31, 2005 that we entered into with all of the holders of our subordinated notes have agreed to vote in favor of amendments to our certificate of incorporation to (i) increase the number of authorized shares of our common stock from 100 million to 1.5 billion, (ii) reduce the par value of our common and preferred stock from $1.00 per share to $0.001 per share, and (iii) permit less than all of our stockholders to act by written consent. Since these stockholders hold more than a majority of the outstanding shares of our common stock, Proposals No. 3, 4 and 5 will be approved at the 2005 annual meeting.

Q:	Can I revoke my proxy?

A:	If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before your proxy is voted. You may also attend the 2005 annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

Q:	What if I don’t vote for a matter listed on my proxy card?

A:	If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, the proxy representing your common stock will be voted (i) FOR the director nominees, (ii) FOR the proposed amendments to our certificate of incorporation, (iii) FOR our 2005 Stock Incentive Plan, and (iv) FOR the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2005.

We expect no matter to be presented for action at the annual meeting other than the items described in this proxy statement. Pursuant to our By-laws, the time has elapsed for any stockholder to properly bring a matter before the 2005 annual meeting. The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the meeting. The person named in the enclosed proxy intends to vote in accordance with his judgment on any matters that may properly come before the meeting.

Q:	Who pays for soliciting proxies?

A:	We will pay all expenses of soliciting proxies for the 2005 annual meeting. We have also made arrangements for brokers and nominees to send proxy materials to their principals and, upon their request, we will reimburse them for their reasonable expenses in doing so. Certain of our representatives, who will receive no compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	When are stockholder proposals and nominations due for the 2006 annual meeting?

A:	If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, by March , 2006, and comply with applicable federal proxy rules. In addition, our advance notification by-law requires you to furnish timely written notice of your intent to nominate a director or bring any other matter before our annual meeting, whether or not you wish to include the proposal in next year’s proxy statement. In general, you must submit your nomination or proposal in writing to the Corporate Secretary, at the above address, by June 19, 2006 in accordance with the specific procedural requirements in our By-laws. If you would like a copy of these procedures, please contact the Corporate Secretary. If you fail to comply with our by-law procedures and deadline, we may preclude presentation of the matter at the next annual meeting.

PROPOSAL NO. 1
AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO PROVIDE THAT ALL DIRECTORS
WILL BE ELECTED ANNUALLY FOR ONE YEAR TERMS
General
      Our Board of Directors has approved a proposed amendment to our certificate of incorporation to replace our classified Board of Directors with a non-classified Board of Directors and has directed that the proposed amendment be presented to our stockholders for consideration at the 2005 annual meeting.
Current Board Structure and Proposed Declassification
      Our certificate of incorporation currently provides that our Board of Directors is divided into three classes. Each director currently serves a three-year term and directors for one of the three classes are elected each year. If this Proposal No. 1 is approved by our stockholders, the stockholders will elect our entire Board of Directors at the 2005 annual meeting to hold office until the annual meeting of stockholders following the end of our 2005 fiscal year, and thereafter, the entire Board of Directors will be elected at each annual meeting for a term of one year.
      Accordingly, we propose that Section 3 of Article VI of our certificate of incorporation be amended to read as follows:

3. Election. Each director shall be elected to serve a term of one year, with each director’s term to expire at the next annual meeting following the director’s election as a director. Notwithstanding the expiration of the term of a director, the director shall continue to hold office until a successor shall be elected and qualified.
Purpose of Proposed Declassification
      On June 10, 2005, we issued 60,000,015 shares of our common stock and one million shares of our Series B Mandatorily Convertible Redeemable Preferred Stock, $1.00 par value per share (“Series B Preferred Stock”), to the holders of our 16% and 18% Subordinated Secured Notes due March 31, 2007 (the “Subordinated Notes”) in the exchange transaction (the “Exchange Transaction”) contemplated by the recapitalization letter agreement dated March 31, 2005 that we entered into with all of the holders of our Subordinated Notes (the “Recap Letter Agreement”). If Proposal No. 3 is approved, upon the filing of the certificate of amendment to our certificate of incorporation with the Secretary of State of Delaware, the Series B Preferred Stock will mandatorily convert into 554,139,356 shares of our common stock, which, together with the common stock issued in the Exchange Transaction, will on an “as converted” basis be equivalent to 95% of our current aggregate outstanding common stock. As a result, substantially all of the equity of our company will be held by a limited number of stockholders who will control our company.
Effect of Voting Outcome
      If this Proposal No. 1 is approved and the amendment to Section 3 of Article VI becomes effective as described below, the annual election of all directors would begin with the 2005 annual meeting. Consequently, all director nominees would stand for election at the 2005 annual meeting pursuant to Proposal No. 2 and would be elected for one year terms. If this Proposal No. 1 is approved, the terms of the directors who would normally be subject to re-election in 2006 and 2007 and were not nominated to stand for election at the 2005 annual meeting will expire at the 2005 annual meeting. In addition, under Delaware law, since we currently have a classified Board of Directors our directors may only be removed for “cause” as defined under Delaware law and our By-laws. If this Proposal No. 1 is approved and our Board is no longer classified, we will also amend our By-laws so that our stockholders will be able to remove directors without “cause.”

      If this Proposal 1 is not approved, pursuant to our current certificate of incorporation (i) our Board of Directors will remain classified and approximately one-third of the Board will stand for election in any given year and (ii) the removal of directors will only be permitted with “cause.” In such a case, John T. Mills is proposed to be elected to a three year term and Charles O. Buckner, J. Louis Frank, Ken R. LeSuer, Edward L. Moses, Jr., David W. Sharp and Raymond L. Steele will continue to serve their current terms. The terms of Michael R. Latina and Harry L. Max expire at the 2005 annual meeting. We would, therefore, have seven directors.
Effective Date of Proposed Amendment
      If Proposal No. 1 is approved by our stockholders at the 2005 annual meeting, the amendment will become effective and our directors will be elected at each annual meeting for a term of one year upon filing the amendment with the Secretary of State of Delaware. We intend to file the amendment immediately after it is approved at the 2005 annual meeting.
Vote Required
      The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the 2005 annual meeting is required for approval of the proposed amendment to our certificate of incorporation to declassify our Board of Directors.
Recommendation of the Board of Directors
      Our Board of Directors urges you to vote FOR the proposal to amend our certificate of incorporation so that all of our directors will be elected annually for one year terms.
PROPOSAL NO. 2
ELECTION OF DIRECTORS
General
      As described in Proposal No. 1, our certificate of incorporation currently divides our Board of Directors into three classes. The members of each class serve for three years, with one class to be elected at each annual meeting. Our Board of Directors has fixed the number of directors at nine. We currently have nine directors. The terms of Michael R. Latina, Harry L. Max, Jr. and John T. Mills will expire at the 2005 annual meeting. As described in Proposal No. 1, we are proposing to change the way in which we elect directors so that all directors serve one year terms and are elected at each annual meeting of stockholders. If Proposal No. 1 is approved by our stockholders, the terms of all of our directors will expire at the 2005 annual meeting and Charles O. Buckner, Ken R. LeSuer, John T. Mills, David W. Sharp, and Raymond L. Steele are proposed for election to a one-year term expiring at our 2006 annual meeting following the end of our 2005 fiscal year.
      If Proposal No. 1 is not approved, Mr. Mills will be the only nominee proposed for election at the 2005 annual meeting to serve a three year term expiring at the annual meeting in 2008 (or until his successor is elected and qualified, or until his earlier death, resignation or removal). Additionally, if Proposal No. 1 is not approved, Messrs. Buckner, Frank, LeSuer, Moses, Sharp and Steele, who are the remaining directors who are currently serving terms that expire in 2006 or 2007, will continue to serve their current terms, and we will decrease the size of our Board to seven persons. The terms of Messrs. Latina and Max expire at the 2005 annual meeting.
      Our Nominating and Governance Committee has recommended the nomination of, and our Board has approved the nominees set forth above to serve as directors on our Board. The person named in the enclosed form of proxy intends to vote your proxy for the election of each of the Board’s nominees, unless you direct him to vote otherwise. If any of these nominees should decline or be unable to serve for any reason following the 2005 annual meeting, votes will instead be cast for a substitute nominee designated by our Board of Directors.
      Our Board of Directors has approved the nomination of and urges you to vote FOR the election of Messrs. Buckner, LeSuer, Mills, Sharp and Steele.
      The following table provides you with certain information, as of July 6, 2005, about Messrs. Mills, Buckner, LeSuer, Sharp, Steele, Frank and Moses.
      Mr. Mills is a nominee for election to our Board of Directors, regardless of whether Proposal No. 1 is approved by our stockholders.
      Messrs. Buckner, LeSuer, Sharp and Steele are nominees for election to our Board of Directors if Proposal No. 1 is approved by our stockholders, or alternatively, will continue to serve as directors if Proposal No. 1 is not approved by our stockholders.
      Messrs. Frank and Moses will continue to serve as directors only if Proposal No. 1 is not approved.

		Principal Occupation and Directorships
Nominee	Age	in Other Public Corporations

John T. Mills	57	Mr. Mills has served on our Board of Directors since 2002 and as our Chairman of the Board since September 2004. He served as the Chief Financial Officer of Marathon Oil Corporation from January 2002 until his retirement in December 2003. From September 1998 until December 2001, Mr. Mills served as Senior Vice President of Finance and Administration of Marathon Oil Corporation. Prior to joining Marathon, Mr. Mills served as Vice President of Taxes of USX Corporation.

Nominee (If Proposal No. 1 is
Approved) or Continuing
Director (If Proposal No. 1		Principal Occupation and Directorships
is Not Approved)	Age	in Other Public Corporations

Charles O. Buckner	60	Mr. Buckner has served on our Board of Directors since 2003. He retired from Ernst & Young LLP in 2002 after 35 years of service in a variety of direct client services and administrative roles, including chairmanship of Ernst & Young’s United States energy practice. Mr. Buckner is a member of the board of directors and chairman of the audit committee of Whittier Energy Corporation.

Ken R. LeSuer	69	Mr. LeSuer has served on our Board of Directors since 2003. He retired in January 1999 as Vice Chairman of Halliburton Company where he was employed for over 40 years. He served as President and Chief Executive Officer of Halliburton Energy Group, Vice President of International Operations, and president of three other operating units.

David W. Sharp	52	Mr. Sharp has served on our Board of Directors and as our President and Chief Executive Officer since April 2005. He served as Executive Vice President and our Chief Financial Officer from December 1997 until March 2005 and Vice President-Finance from October 1996 to November 1997. He held various accounting and finance positions from January 1995 to October 1996 with J. Ray McDermott, S.A. and with OPI International, Inc. from November 1990 to January 1995.

Nominee (If Proposal No. 1 is
Approved) or Continuing
Director (If Proposal No. 1		Principal Occupation and Directorships
is Not Approved)	Age	in Other Public Corporations

Raymond L. Steele	70	Mr. Steele has served on our Board of Directors since July 2004. He retired in September 1993 as Executive Vice President of Paceholder Associates, Inc. where he was employed since August 1990. Previously, he was Executive Advisor at the Nickert Group from 1989 to 1990 and Vice President, Trust Officer and Chief Investment Officer of the Provident Bank from 1984 to 1988. He is a member of the board of directors and chairman of the audit committee of Globix Corporation, a member of the board of directors and the audit committee of American BankNote Corporation, a member of the board of directors and chairman of the audit committee of Dynabazaar, Inc., and a member of the board of directors of Dan River, Inc. Mr. Steele was designated for consideration to the Nominating and Governance Committee of our Board of Directors in 2004 by Lloyd I. Miller, the beneficial owner of more than 10% of our common stock, and was elected as a member of our Board at the 2004 annual meeting.

Continuing Director
(Only If Proposal No. 1		Principal Occupation and Directorships
is Not Approved)	Age	in Other Public Companies

J. Louis Frank	69	J. Louis Frank has served on our Board of Directors since 2002 and currently serves as Chairman, Emeritus of our Board of Directors. He served as our Chairman of the Board from June 2002 until September 2004. Mr. Frank served as Executive Vice President of Marathon Oil Corporation from January 2001 to June 2001 and held the same position from 1995 to 1998. He served as President of Marathon Ashland Petroleum LLC from 1998 to 2000.

Edward L. Moses, Jr.	69	Edward L. Moses, Jr. has served on our Board of Directors since 1998. He has managed his personal investments since April 2001. Previously, Mr. Moses served as President and Chief Executive Officer of Prime Natural Resources, Inc. from January 1998 until April 2001. Mr. Moses served as Senior Vice President-Engineering and Production of DeepTech International Inc. from 1992 until January 1998 and as a managing director of Deepwater Production Systems, Inc. from August 1993 to January 1998.
Board Meetings and Committees
      Our Board of Directors has primary responsibility for directing our management and affairs. During 2004, our Board of Directors held 22 meetings. Each incumbent director who served in 2004 attended 75% or more of the aggregate number of meetings held during 2004 of the Board of Directors and committees of which he was a member, with the exception of Mr. Max, who did not join the Board until April 2004, and Mr. Steele, who did not join the Board until July 2004.
      To provide for effective direction and management of our business, our Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board has affirmatively determined that all of the members of these committees are independent within the meaning of Nasdaq’s Marketplace Rules. The following tables provide you with information about our Audit, Compensation and Nominating and Governance Committees. Our Audit Committee held nine meetings in 2004. Our Compensation Committee held three meetings in 2004. Our Nominating and Governance Committee held five meetings in 2004.

Audit Committee Members:	Functions of the Committee:

*Charles O. Buckner Ken R. LeSuer John T. Mills Raymond L. Steele	• Selects, retains and terminates our independent registered public accounting firm

• Reviews the scope of audits and pre-approves any non-audit services to be performed by our independent registered public accounting firm

• Reviews our financial statements and annual audit

• Exercises general oversight of the integrity and reliability of our accounting and financial reporting practices and the effectiveness of our system of internal controls

• Meets with our internal auditors and our independent registered public accounting firm to review their reported results, the accounting principles applied in financial reporting and assessment of internal controls

*	Chairman
      The duties and responsibilities of our Audit Committee are set forth in a written charter. The Board has determined that Messrs. Buckner, Mills and Steele qualify as audit committee financial experts.

Compensation
Committee Members:	Functions of the Committee:

*John T. Mills Charles O. Buckner Ken R. LeSuer	• Evaluates the performance of our executive officers and, based on this evaluation, reviews and approves our executive compensation programs, including annual base salaries, annual incentive bonuses, long term incentives and/or perquisites

• Grants options and makes other awards under our stock incentive plans

• Approves prior to execution and reviews no less than annually the terms of all employment agreements and stand-alone consulting, non-competition, retirement, severance, termination or change-in-control agreements between us and any executive officer

*	Chairman

Nominating and Governance
Committee Members:	Functions of the Committee:

*Ken R. LeSuer Harry L. Max, Jr. John T. Mills	• Considers and recommends nominees to the Board of Directors for election as directors

• Makes recommendations to the Board regarding committee member selection and Board committees

• Develops and recommends to the Board a set of corporate governance principles

*	Chairman
      Our Audit, Compensation and Nominating and Governance Committees have each adopted a written charter outlining their responsibilities that was approved by the Board. A copy of the Nominating and Governance Committee charter is available on the investor relations page of our website at www.horizonoffshore.com.

Nomination of Directors
      Our Nominating and Governance Committee identifies potential nominees for director, other than potential nominees who are current directors standing for re-election, through business and other contacts. The committee will also consider director nominees recommended by stockholders in accordance with the procedures described in our By-laws. If you have been the beneficial owner of at least 1% of our outstanding common stock for at least one year, you may recommend a person or persons for consideration as a nominee for election to the Board by sending written notice by mail, c/o Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042. The notice must set forth:

•	the name, age, business address and residential address of your proposed nominee;

•	his or her principal occupation or employment;

•	the number of shares of our common stock beneficially owned by him or her; and

•	any other information relating to your proposed nominee that would be required to be disclosed in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had he or she been nominated by the Board.
      In addition, you must provide:

•	your name, age, business address and residential address;

•	the number of shares of our common stock that you beneficially own;

•	a representation that you intend to appear in person at the stockholders’ meeting to make the nomination; and

•	a description of all agreements, arrangements and understandings among you, any person acting in concert with you, your proposed nominee and any other person or persons (naming such person or persons), pursuant to which you submitted the name of your proposed nominee.
      You must also include a written consent of your proposed nominee to serve as a director if so elected and an affidavit signed by him or her certifying that he or she meets the qualifications necessary to serve as a director.
      Stockholder recommendations for nominees to be considered at the 2006 annual meeting of stockholders will only be considered by our Nominating and Governance Committee if received no later than June 19, 2006 (the 60th calendar day before the first anniversary of the date of our 2005 annual meeting).
      Our Nominating and Governance Committee believes that nominees to our Board of Directors must meet the following minimum qualifications: the nominee must have achieved significant success in business or have extensive financial expertise, must be committed to representing the long-term interests of our stockholders, and must have high ethical and moral standards and integrity. The committee evaluates a potential nominee by considering whether he or she meets the minimum qualifications described above, as well as by considering the following factors:

•	whether the potential nominee has experience and expertise that is relevant to our business, including any specialized business experience, technical expertise, or other specialized skills, and whether he or she has knowledge regarding issues affecting us;

•	whether the potential nominee is independent, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with our best interests and the best interests of our stockholders, and whether he or she is willing and able to represent the interests of all of our stockholders; and

•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of our business.

      In addition, with respect to an incumbent director whom our Nominating and Governance Committee is considering as a potential nominee for re-election, the committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board. There are no differences in the manner in which our Nominating and Governance Committee evaluates nominees for director suggested by stockholders using the process set forth in our By-laws.
      We did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2005 annual meeting of stockholders. However, the committee may in the future choose to retain a professional search firm to identify potential nominees for director. Our Nominating and Governance Committee did not receive, by March 4, 2005 (the 120th calendar day before the first anniversary of the date of our 2004 proxy statement), any recommended nominee from a stockholder who beneficially owns more than 1% of our common stock or from a group of stockholders who beneficially own, in the aggregate, more than 1% of our common stock.
Director Compensation
      In 2004, each member of our Board of Directors who was not one of our employees received an annual retainer of $30,000 plus $5,000 for serving on a committee of the Board. The chairmen of our standing Board committees received an additional $5,000 per year for their service. We reimburse all directors for reasonable out of pocket expenses incurred in attending board and committee meetings, and each board member receives $1,500 for each Board meeting attended. Beginning in 2005, as non-executive Chairman of the Board, Mr. Mills receives an annual retainer of $240,000 in lieu of receiving the annual retainer and other amounts stated immediately above.
      Under our Amended and Restated 2002 Stock Incentive Plan (the “Plan”), in 2004, each person who became a non-employee director received options to buy 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date such person became a director. Each stock option is fully exercisable on the first anniversary of its grant and expires ten years from the date of grant, unless the non-employee director ceases to be a director. In that case, the former director must exercise all options that are exercisable at the time of termination within one year from the date of termination of board service, provided, however, that if he or she left the board as a result of retirement (at age 65 or later or having completed five or more years of service on the board), he or she must exercise all stock options within five years from the date of termination of board service. Notwithstanding these provisions, however, no stock options may be exercised later than ten years after the date of grant. As discussed further below, our Board of Directors has adopted our 2005 Stock Incentive Plan, subject to approval of the plan by the stockholders at the 2005 annual meeting. If the 2005 Stock Incentive Plan is approved at the 2005 annual meeting, we will not make any additional grants under the Plan.
Executive Sessions; Communications with the Board; Meeting Attendance
      Our Board has adopted a policy providing that the independent directors will meet in executive session at each regularly-scheduled Board meeting, or more frequently if necessary. Under this policy, Mr. Mills has been designated lead independent director by a majority vote of the independent directors and will chair each executive session.
      Any stockholder may communicate with our Board (or with any individual director) by sending a letter by mail addressed to Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042. The Corporate Secretary will forward the stockholder’s communication directly to the appropriate director or directors.
      Our Board has adopted a policy that recommends that all directors personally attend each annual and special meeting of our stockholders. At our 2004 annual meeting of stockholders held on July 28, 2004, all of our incumbent directors were in attendance.

PROPOSAL NO. 3
AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
FROM 100 MILLION TO 1.5 BILLION
General
      Our Board of Directors has approved a proposed amendment to our certificate of incorporation to increase the number of shares of common stock that we are authorized to issue from 100 million to 1.5 billion and has directed that the proposed amendment be presented to our stockholders for consideration at the 2005 annual meeting.
Description of the Proposed Amendment
      We propose to amend Section 1 of Article IV of our certificate of incorporation to read as follows:

1. Authorized Stock. The Corporation shall be authorized to issue an aggregate of 1,505,000,000 shares of capital stock, of which 1,500,000,000 shares shall be Common Stock, [$0.001*] par value per share (the “Common Stock”), and 5,000,000 shares shall be Preferred Stock, [$0.001*] par value per share (the “Preferred Stock”).
Purposes and Effects of the Proposal
      In the Recap Letter Agreement, we agreed to propose to our stockholders amending our certificate of incorporation to increase the number of authorized shares of our common stock to permit the conversion of the Series B Preferred Stock, which is convertible into 554,139,356 shares of our common stock. As of June 10, 2005, as a result of the issuance of 60,000,015 shares of common stock in the Exchange Transaction, we had remaining only 7,426,104 shares of our common stock authorized for issuance.
      The principal purpose of the proposed amendment is to increase the number of authorized shares of our common stock so that we will have enough authorized shares to accommodate the conversion of the Series B Preferred Stock. This proposed amendment will also permit the stockholders that were issued 60,000,015 shares of our common stock and one million shares of the Series B Preferred Stock on June 10, 2005 in the Exchange Transaction to hold 95% of the aggregate outstanding common stock as of March 31, 2005 after the conversion. Accordingly, the authorization of the additional shares of our common stock sought by this Proposal No. 3 will have a significant dilutive effective on the proportionate voting power and other rights of our existing stockholders when we file the amendment with the Secretary of State of Delaware as described below. In addition, we also intend to issue shares of restricted stock to purchase shares of our common stock to our officers and employees pursuant to our 2005 Stock Incentive Plan, if Proposal No. 6 is approved.
      The proposed amendment is also designed to give us greater flexibility to obtain additional capital through one or more equity-based financing transactions. Although we presently have no plans, agreements or commitments to issue any of the additional authorized shares of common stock (other than issuing shares of common stock upon conversion of the Series B Preferred Stock and pursuant to stock options or employee compensation plans), we believe that given our current financial condition, it may be necessary for us to issue additional authorized shares of common stock or other securities convertible into shares of common stock to investors in order to attract new sources of financing. To the extent that the additional authorized shares of our common stock are issued in the future, they may decrease our existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing stockholders.
      The proposed amendment would also increase the number of shares of common stock available for stock dividends or distributions, stock splits in the form of stock dividends, and other general corporate purposes.

      * Assumes Proposal No. 4 is approved.

      The additional authorized shares provided for by the proposed amendment will be a part of the existing class of common stock and, if and when issued, will have the same rights and privileges as the shares of common stock presently issued and outstanding. Holders of common stock are not entitled to preemptive rights or cumulative voting.
      Approval of this Proposal No. 3 will also permit the Board to issue additional shares of common stock without further stockholder approval and upon such terms and at such times as it may determine unless required by applicable law or regulatory agencies.
      If this Proposal No. 3 is not approved, the Series B Preferred Stock will not mandatorily convert into shares of our common stock and will remain outstanding. The Series B Preferred Stock has a liquidation preference equal to the greater of $40 million or the value of the shares of our common stock into which the Series B Preferred Stock is convertible immediately prior to the liquidation of our company. In addition, if the Series B Preferred Stock is not mandatorily converted into our common stock by March 31, 2011, we will be required to redeem the Series B Preferred Stock for cash equal to $40 million increased at a rate of 10% per year, compounded quarterly, commencing June 30, 2005.
Effective Date of Proposed Amendment
      If the proposed amendment to our certificate of incorporation is approved by our stockholders at the 2005 annual meeting, the amendment will become effective and the number of authorized shares will be increased upon filing of the amendment with the Secretary of State of Delaware. The Recap Letter Agreement does not permit us, and we, therefore, do not intend, to file this amendment with the Secretary of State of Delaware until September 15, 2005.
Required Vote
      The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the 2005 annual meeting is required to approve the proposed amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 100 million to 1.5 billion. In the Recap Letter Agreement, the holders of greater than a majority of the outstanding shares of common stock entitled to vote at the 2005 annual meeting have agreed to vote in favor of this proposed amendment.
Recommendation of the Board of Directors
      Our Board of Directors urges you to vote FOR the proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 100 million to 1.5 billion.
PROPOSAL NO. 4
TO AMEND OUR CERTIFICATE OF INCORPORATION TO REDUCE THE
PAR VALUE OF EACH SHARE OF COMMON AND PREFERRED STOCK
FROM $1.00 PER SHARE TO $0.001 PER SHARE
General
      Our Board of Directors has approved an amendment to our certificate of incorporation to reduce the par value of our common and preferred stock from $1.00 per share to $0.001 per share and to reclassify the outstanding shares of our common and preferred stock into such lower par value shares and has directed that the proposed amendment be presented to our stockholders for consideration at the 2005 annual meeting.

Description of the Proposed Amendment
      We propose to amend paragraph 1 of Article IV of our certificate of incorporation to read as follows:

1. Authorized Stock. The Corporation shall be authorized to issue an aggregate of [1,505,000,000*] shares of capital stock, of which [1,500,000,000*] shares shall be Common Stock, $0.001 par value per share (the “Common Stock”), and 5,000,000 shares shall be Preferred Stock, $0.001 par value per share (the “Preferred Stock”).
      In addition, in connection with the foregoing proposed amendment, we propose to amend paragraph 3 of Article IV of our certificate of incorporation to read as follows:

3. Each share of common stock, $1.00 par value per share, of the Corporation outstanding on the effective date hereof shall be reclassified into one share of common stock, $0.001 par value per share, of the Corporation.
Purpose of the Par Value Reduction
      In the Recap Letter Agreement, we agreed to propose to our stockholders amending our certificate of incorporation to decrease the par value of our common and preferred stock. We believe that reducing the par value of our stock will allow our Board of Directors greater flexibility in setting the consideration paid upon an original issuance of our common or preferred stock or an original issuance of securities exercisable for or convertible into shares of our common stock.
      “Par value” is a dollar value assigned to shares of capital stock by a corporation’s incorporators. There is no minimum or maximum value requirement for par value under the Delaware General Corporation Law. We believe the prevailing current practice of public companies is to have shares with nominal par value (such as $0.001 per share).
      Under the current version of the Delaware General Corporation Law, however, once a par value is assigned to the shares of capital stock of a Delaware corporation, the corporation cannot issue shares of capital stock for consideration less than the stock’s par value, except out of treasury shares. Since our common stock has traded below $1.00 for a considerable period of the past year, our Board of Directors has determined that our common stock’s current par value of $1.00 restricts our ability to issue new shares of common or preferred stock or securities convertible into or exercisable for shares of common stock, which may prevent us from raising additional capital.
Principal Effects of the Proposed Reduction in Par Value
      If our stockholders approve the proposal to amend our certificate of incorporation to decrease the par value of our common and preferred stock and to reclassify the outstanding shares of our common and preferred stock into such lower par value shares, management will make appropriate adjustments to the stockholders’ equity accounts on our balance sheet. For example, if we had effected the reduction in par value on March 31, 2005, the amount of our stated capital could have been reduced to, and our additional paid-in capital account could have been increased by, approximately $21.8 million.
Effective Date of Proposed Amendment
      If the proposed amendment to our certificate of incorporation is adopted by our stockholders at the 2005 annual meeting, the amendment will become effective and the par value of our common and preferred stock will be reduced upon filing of the amendment with the Secretary of State of Delaware. We intend to file this amendment immediately after the 2005 annual meeting.

      * Assumes Proposal No. 3 is approved.

Required Vote
      The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the 2005 annual meeting is required to approve the proposed amendment to our certificate of incorporation to decrease the par value of our common and preferred stock. In the Recap Letter Agreement, the holders of greater than a majority of the outstanding shares of common stock entitled to vote at the 2005 annual meeting have agreed to vote in favor of this proposed amendment.
Recommendation of the Board of Directors
      Our Board of Directors urges you to vote FOR the proposal to amend our certificate of incorporation to decrease the par value of our common and preferred stock.
PROPOSAL NO. 5
TO AMEND OUR CERTIFICATE OF INCORPORATION
TO ELIMINATE ALL SUPERMAJORITY VOTE REQUIREMENTS
General
      Our Board of Directors has approved a proposed amendment to eliminate all supermajority vote requirements from our certificate of incorporation and has directed that the proposed amendment be presented to our stockholders for consideration at the 2005 annual meeting.
Description of the Proposed Amendment

Removal of Directors
      Our certificate of incorporation currently provides that our directors may only be removed by the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote generally in the election of directors. We propose that Section 5 of Article VI of our certificate of incorporation be deleted in its entirety so that directors may be removed by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote at an election of directors.

Stockholder Action
      Our certificate of incorporation currently provides that our stockholders may only take action (other than at an annual or special meeting of stockholders) by the unanimous written consent of all of the holders of our capital stock that would be entitled to vote thereon. We propose that Article V of our certificate of incorporation be deleted in its entirety so that less than all of our stockholders may act by written consent.

Fair Price Provision
      Our certificate of incorporation currently provides that if a merger, sale of all or substantially all of our assets, dissolution of our company or certain stock issuances, reclassifications or other transactions affecting our capital stock involves an “Interested Stockholder,” the transaction must be approved by a majority of the “Continuing Directors” and by the affirmative vote of (i) the holders of 80% of the outstanding shares of our capital stock entitled to vote generally in an election of directors, voting together as a single class, and (ii) 75% of such capital stock other than capital stock beneficially owned by the Interested Stockholder. An “Interested Stockholder” is any person who (a) is a beneficial owner of 10% of the outstanding shares of our capital stock entitled to vote generally in an election of directors or (b) is our affiliate and, at any time within two years prior to the date in question, was a beneficial owner of 10% or more of the then outstanding shares of our capital stock entitled to vote generally in an election of directors, other than us or our subsidiaries, Elliott Associates, L.P. and Elliott International, L.P. and any

person whose beneficial ownership of any of our capital arises solely as a result of a trusteeship or a custodial relationship with any of our employee stock ownership or other employee benefit plans. A “Continuing Director” is any member of our Board of Directors who is not an Interested Stockholder or an affiliate thereof and (x) was a director prior to the time the Interested Stockholder became an Interested Stockholder or (y) was recommended or elected by a majority of the Continuing Directors at a meeting at which a quorum consisting of a majority of the Continuing Directors was present. In the absence of an Interested Stockholder, the Continuing Directors shall mean all the directors then in office.
      This additional voting requirement does not apply if the transaction has been approved by a majority of the Continuing Directors, or if all of the following conditions have been met: (i) the aggregate amount of consideration received per share by the holders meet certain “fair price” criteria, (ii) prior to the consummation of the transaction (a) there has been no failure to declare or pay dividends on any outstanding shares of our common or preferred stock, (b) the Interested Stockholder has not received the benefits (except proportionately as a stockholder) of any loans, advances or other financial assistance or tax advantages provided by us, and (c) the Interested Stockholder has not caused any material change in our equity capital structure and (iii) the Interested Stockholder has not become the beneficial owner of any additional shares of our capital stock entitled to vote generally in an election of directors except as part of the transaction that resulted in such Interested Stockholder becoming an Interested Stockholder or as a result of a pro rata stock dividend.
      We propose that Article VII and all of the related definitions set forth in paragraph 3 of Article IX of our certificate of incorporation be deleted in their entirety.

Amendment of Certificate of Incorporation
      Our certificate of incorporation currently provides that the affirmative vote of 80% of the outstanding shares of our capital stock entitled to vote generally in an election of directors is required to amend, alter or repeal certain provisions of our certificate of incorporation regarding (i) stockholder unanimous written consents, (ii) filling of vacancies and removal of members of our Board of Directors, (iii) the limitation of liability of directors, (iv) business combinations and (v) amendments to our certificate of incorporation and By-laws. We propose that paragraph 1 of Article IX of our certificate of incorporation be deleted in its entirety.

Amendment of By-laws
      Our certificate of incorporation currently provides that the affirmative vote of 80% of the outstanding shares of our capital stock entitled to vote generally in an election of directors, or the affirmative vote of a majority of the Continuing Directors (as defined above), is required to adopt, alter, amend or repeal our By-laws. We propose that paragraph 2 of Article IX of our certificate of incorporation be deleted in its entirety.
Effects of the Proposed Amendment

Removal of Directors
      If this Proposal No. 5 is approved, directors may be removed by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote generally in the election of directors. In addition, under Delaware law and our By-laws, since we currently have a classified Board, our directors may only be removed for “cause” as defined under Delaware law. As a result, if this Proposal No. 5 and Proposal No. 2 are approved at the 2005 annual meeting, we will also amend our By-laws so that the holders of a majority of our outstanding common stock will be able to remove directors without “cause.”

Stockholder Action
      If this Proposal No. 5 is approved, less than all of our stockholders may act by written consent. The Delaware General Corporation Law provides that stockholders may act by written consent if the consent is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholder meeting.

Fair Price Provision
      If this Proposal No. 5 is approved, then under the Delaware General Corporation Law the holders of a majority of the outstanding shares of our capital stock entitled to vote generally in the election of directors would be required to approve the merger, sale of all or substantially all of our assets, dissolution of our company or certain stock issuances, reclassifications or other transactions affecting our capital stock, subject to the following exception. If the transaction constitutes a “business combination” within the meaning of Section 203 of the Delaware General Corporation Law, involving a person owning 15% or more of our voting stock (referred to as an “interested stockholder”), then the transaction could not be completed for a period of three years after the time the person became an interested stockholder unless (i) our Board of Directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder prior to such business combination or transaction, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of our outstanding voting stock (excluding shares owned by our directors and officers and shares owned by certain employee benefit plans), or (iii) the business combination was approved by our Board and by the affirmative vote of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

Amendment of Certificate of Incorporation
      If this Proposal No. 5 is approved, the holders of a majority of the outstanding shares of our capital stock entitled to vote generally in the election of directors and each class of our capital stock entitled to vote generally in the election of directors would be able to amend our certificate of incorporation.

Amendment of By-laws
      If this Proposal No. 5 is approved, the holders of a majority of the outstanding shares of our capital stock entitled to vote generally in the election of directors and each class of our capital stock entitled to vote generally in the election of directors or a majority of our directors would have the power to adopt, alter, amend or repeal our By-laws.
Purpose of the Proposal
      As is the case with Proposal No. 1 to declassify our Board, our Board of Directors believes that the supermajority vote requirements are no longer appropriate as a result of the Exchange Transaction. Our Board of Directors believes that the elimination of these supermajority vote provisions will allow our Board and stockholders to govern our company more efficiently. In addition, we agreed in the Recap Letter Agreement to propose to our stockholders amending our certificate of incorporation to eliminate the stockholder action provision to permit less than all of our stockholders to act by written consent.
Effective Date of Proposed Amendment
      If the proposed amendment to our certificate of incorporation is adopted by our stockholders at the 2005 annual meeting, the amendment will become effective and the supermajority vote requirements described above will be eliminated from our certificate of incorporation upon the filing of the amendment with the Secretary of State of Delaware. We intend to file the amendment immediately after the 2005 annual meeting.

Required Vote
      The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the 2005 annual meeting is required for approval of the proposed amendment to our certificate of incorporation to eliminate the supermajority vote requirements described above. In the Recap Letter Agreement, the holders of greater than a majority of the outstanding shares of common stock entitled to vote at the 2005 annual meeting have agreed to vote in favor of the proposed amendment to delete Article V of our certificate of incorporation in its entirety so that less than all of our stockholders may act by written consent.
Recommendation of the Board of Directors
      Our Board of Directors urges you to vote FOR the proposal to amend our certificate of incorporation to eliminate the supermajority vote requirements described above.
PROPOSAL NO. 6
TO APPROVE THE 2005 STOCK INCENTIVE PLAN
General
      Our Board believes that our success depends upon the efforts of our officers, employees, consultants and advisors and that the proposed Horizon Offshore, Inc. 2005 Stock Incentive Plan (the “Incentive Plan”) will provide an effective means of attracting and retaining qualified key personnel while encouraging long-term focus on maximizing stockholder value. The Incentive Plan has been adopted by our Board of Directors, subject to its approval by the stockholders at the 2005 annual meeting. The principal features of the Incentive Plan are summarized below. This summary is qualified in its entirety, however, by reference to the Incentive Plan, which is attached to this proxy statement as Exhibit A.
Purpose of the Proposal
      Our Board believes that providing officers, employees, consultants and advisors with a proprietary interest in the performance of our Company is crucial to stimulating individual performance while at the same time enhancing stockholder value. Our Board intends for the Incentive Plan to supersede our existing management incentive compensation plans, and if it is approved at the 2005 annual meeting, no additional grants will be made under our existing management incentive compensation plans. Currently, only approximately 2,099,503 shares of our common stock remain available for grant under our existing management incentive compensation plans. Our Board believes that the adoption of a new superseding plan is necessary to provide us with the continued ability to attract, retain and motivate key personnel.
Terms of the Incentive Plan
      Administration of the Incentive Plan. If the Incentive Plan is approved at the 2005 annual meeting, our Compensation Committee will administer the plan and have authority to make awards under the plan, to set the terms of the awards, to interpret the plan, to establish any rules or regulations relating to the plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for proper administration of the plan. Subject to the limitations specified in the Incentive Plan, our Compensation Committee may delegate its authority to our Chief Executive Officer and his designees. References to powers of our Compensation Committee in this section below will be deemed to include references to officers or managers exercising such powers under delegated authority.
      Eligibility. Our officers and employees (including officers who are also directors) and consultants and advisors will be eligible to receive awards (“Incentives”) under the Incentive Plan when designated as plan participants. We currently have approximately 13 officers and approximately 500 employees eligible to receive Incentives under the Incentive Plan. Incentives under the Incentive Plan may be granted in any one or a combination of the following forms:

•	incentive stock options under Section 422 of the Internal Revenue Code (the “Code”);

•	non-qualified stock options;

•	restricted stock;

•	restricted stock units;

•	stock-settled stock appreciation rights; and

•	other stock-based awards.
      Shares Issuable Through the Incentive Plan. A total of 70,000,000 shares of our common stock are authorized to be issued under the Incentive Plan, representing approximately 10% of the outstanding shares of our common stock after giving effect to the conversion of the Series B Preferred Stock, if Proposal No. 3 is approved, and issuance of shares of restricted stock as described below, if this Proposal No. 6 is approved. As of December 31, 2004 and the record date of the 2005 annual meeting, there were options outstanding under our predecessor incentive compensation plans to acquire approximately 3.3 million and 2.9 million shares, respectively. If the Incentive Plan is approved by the stockholders at the 2005 annual meeting, no additional Incentives will be granted under our existing management incentive compensation plans. The closing sales price of our common stock, as quoted on the OTC Bulletin Board on July 6, 2005, was $0.33.
      Limitations and Adjustments to Shares Issuable Through the Incentive Plan. Incentives relating to no more than 7,500,000 shares of our common stock may be granted to a single participant in any calendar year. In addition, an aggregate of no more than 35,000,000 shares of our common stock may be issued as restricted stock, restricted stock units or other stock-based awards.
      For purposes of determining the maximum number of shares of our common stock available for delivery under the Incentive Plan, shares of our common stock that are not delivered because an Incentive is forfeited, canceled or settled in cash will not be deemed to have been delivered under the Incentive Plan. No more than 5,000,000 shares of our common stock that may be issued through the Incentive Plan may be delivered upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code.
      Proportionate adjustments will be made to all of the share limitations provided in the Incentive Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the shares of our common stock, and the terms of any Incentive will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event. If we merge, consolidate, sell all of our assets or dissolve without causing a change of control of our company as described below, then each participant will be entitled to receive upon exercise or payout of an Incentive granted before the transaction (i) in lieu of shares of our common stock previously issuable thereunder, the number and class of shares of stock to which the participant would have been entitled if the participant was a stockholder at the time of the transaction or (ii) in lieu of payments based on our common stock, payments based on any formula that our Compensation Committee determines to be equitable.
      No Incentives may be granted under the Incentive Plan later than ten years after the date of its approval by the stockholders.
      Amendments to the Incentive Plan. Our Board may amend or discontinue the Incentive Plan at any time. However, our stockholders must approve any amendment that would:

•	materially increase the benefits accruing to participants under the Incentive Plan;

•	increase the number of shares of our common stock that may be issued under the Incentive Plan;

•	materially expand the classes of persons eligible to participate in the Incentive Plan;

•	materially expand the types of awards available for grant under the Incentive Plan;

•	authorize grants of Incentives after ten years after the date of its approval by the stockholders;

•	materially change the method of determining the exercise price of options or the base price of stock appreciation rights; or

•	permit the repricing of an option or stock appreciation right.
      Subject to certain exceptions, no amendment or discontinuance of the Incentive Plan may materially impair any previously granted Incentive without the consent of the recipient.
      Types of Incentives. Each of the types of Incentives that may be granted under the Incentive Plan is described below:
      Stock Options. Our Compensation Committee may grant non-qualified stock options or incentive stock options to purchase shares of our common stock. Our Compensation Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of our common stock on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition transaction. The term of an option will also be determined by our Compensation Committee, but may in no event exceed ten years. Our Compensation Committee may accelerate the exercisability of any stock option at any time. As noted above, the Compensation Committee may not, without the prior approval of our stockholders, decrease the exercise price for any outstanding option after the date of grant. In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then current fair market value of a share of our common stock, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another Incentive, a cash payment or shares of our common stock, unless approved by our stockholders. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.
      The option exercise price may be paid in cash; by check; in shares of our common stock, subject to certain limitations; through a “cashless” exercise arrangement with a broker approved in advance by us; or in any other manner authorized by our Compensation Committee.
      Restricted Stock. Shares of our common stock may be granted by our Compensation Committee and made subject to restrictions on sale, pledge or other transfer by the recipient for a certain period (the restricted period). Except for shares of restricted stock that vest based on the attainment of performance goals, the restricted period must be a minimum of three years, with incremental vesting of portions of the award over the three-year period permitted. If vesting of the shares is subject to the attainment of specified performance goals, the restricted period must be at least one year, with incremental vesting of portions of the award allowed. All shares of restricted stock will be subject to such restrictions as our Compensation Committee may provide in an agreement with the participant, including provisions which may obligate the participant to forfeit or resell the shares to us in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the Incentive Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to such shares.
      Restricted Stock Units. Restricted stock units may be granted by our Compensation Committee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the restricted period). A restricted stock unit represents the right to receive from us on the scheduled vesting date or other specified payment date one share of our common stock. Restricted stock units are subject to the same minimum vesting requirements described above for restricted stock. All restricted stock units will be subject to such restrictions as our Compensation Committee may provide in an agreement with the participant, including provisions which may obligate the participant to forfeit or resell the units to us in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the Incentive Plan, a participant receiving restricted stock units shall have no rights of a stockholder as to such units until such time as shares of our common stock are issued to the participant.
      Stock-Settled Stock Appreciation Rights. A stock-settled stock appreciation right is a right to receive, without payment, a number of shares of our common stock determined by dividing the product of the number of shares of our common stock as to which the stock appreciation right is exercised and the amount of the appreciation in such shares by the fair market value of a share of our common stock on the date of exercise of the right. Our Compensation Committee will determine the base price used to measure share appreciation and the number and term of stock appreciation rights, provided that the term of a stock appreciation right may not exceed ten years. Our Compensation Committee may accelerate the exercisability of any stock appreciation right at any time. The Incentive Plan restricts decreases in the base price and certain exchanges of stock appreciation rights on terms similar to the restrictions summarized above for options.
      Other Stock-Based Awards. The Incentive Plan also permits our Compensation Committee to grant participants awards of shares of our common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of our common stock (other stock-based awards). Our Compensation Committee has discretion to determine the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements. Other stock-based awards are subject to the same minimum vesting requirements described above for restricted stock and restricted stock units.
      Performance-Based Compensation Under Section 162(m). Stock options and stock appreciation rights granted in accordance with the terms of the Incentive Plan will qualify as performance-based compensation under Section 162(m), which is described under “Executive Officer Compensation — Compensation Committee’s Report on Executive Compensation.” Grants of any restricted stock, restricted stock units or other stock-based awards that we intend to qualify as performance-based compensation under Section 162(m) must be made subject to the achievement of pre-established performance goals. The pre-established performance goals will be based upon any or a combination of the following criteria relating to us or one or more of our subsidiaries: return on equity, cash flow, assets or investment; stockholder return; changes in revenues, operating income, cash flow, cash provided by operating activities, earnings or earnings per share; customer satisfaction or an economic value added measure. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by our Compensation Committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. Performance measurements may be adjusted as specified under the Incentive Plan to exclude the effects of non-recurring transactions or changes in accounting standards.
      Our Compensation Committee has authority to use different targets from time to time with respect to the performance goals provided in the Incentive Plan. The regulations under Section 162(m) require that the material terms of the performance goals be reapproved by our stockholders every five years. To qualify as performance-based compensation, grants of restricted stock, restricted stock units and other stock-based awards will be required to satisfy the other applicable requirements of Section 162(m).
      Termination of Employment. If an employee participant ceases to be our employee for any reason, including death, disability, early retirement or normal retirement, the employee’s outstanding Incentives may be exercised or shall expire at such time or times as may be determined by our Compensation Committee and described in the employee’s Incentive agreement.
      Change of Control. In the event of a change of control of our company, as defined in the Incentive Plan, all Incentives will become fully vested and exercisable, all restrictions or limitations on any Incentives will lapse and, unless otherwise provided in the Incentive agreement, all performance criteria and other conditions relating to the payment of Incentives will generally be deemed to be achieved.

      In addition to the foregoing, upon a change of control our Compensation Committee will have the authority to take a variety of actions regarding outstanding Incentives. Within certain time periods and under certain conditions, the Compensation Committee may (i) require that all outstanding Incentives remain exercisable only for a limited time, after which time all such Incentives will terminate, (ii) require the surrender to us of some or all outstanding Incentives in exchange for a stock or cash payment for each Incentive equal in value to the per-share change of control value, calculated as described in the Incentive Plan, over the exercise or base price, (iii) make any equitable adjustments to outstanding Incentives as our Compensation Committee deems necessary to reflect the corporate change or (iv) provide that an Incentive shall become an Incentive relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the change of control transaction if the participant had been a stockholder.
      Transferability of Incentives. The Incentives awarded under the Incentive Plan may not be transferred except

•	by will

•	by the laws of descent and distribution

•	pursuant to a domestic relations order, or

•	in the case of stock options only, if permitted by our Compensation Committee and if so provided in the stock option agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are the participant or immediate family members.
      Payment of Withholding Taxes. We may withhold from any payments or stock issuances under the Incentive Plan, or collect as a condition of payment, any taxes required by law to be withheld. If permitted under the participant’s Incentive agreement, the participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of our common stock or to have us withhold, from the shares the participant would otherwise receive, shares of our common stock, in each case having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined and is subject to our Compensation Committee’s right of disapproval.
      Purchase of Incentives. Our Compensation Committee may approve the purchase by us of an unexercised or unvested Incentive from the holder by mutual agreement.
Federal Income Tax Consequences
      The federal income tax consequences related to the issuance of the different types of Incentives that may be awarded under the Incentive Plan are discussed below. Participants who are granted Incentives under the Incentive Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.
      Stock Options. Under existing federal income tax provisions, a participant who is granted a stock option normally will not realize any income, nor will we normally receive any deduction for federal income tax purposes, in the year the option is granted.
      When a non-qualified stock option granted pursuant to the Incentive Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares of our common stock acquired and the aggregate fair market value of the shares of our common stock acquired on the exercise date, and we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.
      An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. We will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares of our common stock received upon exercise before the expiration of the holding periods.
      If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.
      Restricted Stock. Unless the participant who is granted restricted stock makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and we will not be allowed a tax deduction, at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares of our common stock as of that date (less any amount paid for the shares of our common stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. If the participant files an election under Section 83(b) of the Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.
      Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant of restricted stock units. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares distributed to the participant. Upon the distribution of shares of our common stock to a participant with respect to restricted stock units, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section 162(m) of the Code. The basis of the shares of our common stock received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.
      Stock-Settled Stock Appreciation Rights. Generally, a participant who is granted a stock-settled stock appreciation right under the Incentive Plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the fair market value of the stock received on the day it is received.

      In general, there are no federal income tax deductions allowed to us upon the grant or termination of stock-settled stock appreciation rights. Upon the exercise of the stock-settled stock appreciation right, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise.
      Other Stock-Based Awards. Generally, a participant who is granted an other stock-based award under the Incentive Plan will recognize ordinary income at the time the shares of our common stock associated with the award are received in an amount equal to the excess of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is non-vested (meaning the employee is required to work for a period of time in order to have the right to sell the stock) when it is received under the Incentive Plan and the participant has not elected otherwise under Section 83(b) of the Code, the participant generally will not recognize income until the stock becomes vested, at which time the participant will recognize ordinary income equal to the excess of the fair market value of the stock on the date it becomes vested over any amount paid by the participant in exchange for the stock.
      In the case of other stock-based awards that take the form of our unfunded and unsecured promise to issue shares of our common stock at a future date, the grant of this type of award is not a taxable event to the participant because it constitutes an unfunded and unsecured promise to issue shares of our common stock at a future date. Once this type of award vests and the participant receives the shares of our common stock, the tax rules discussed in the previous paragraph will apply to receipt of such shares. If such an award constitutes non-qualified deferred compensation under Section 409A of the Code, it will be required to be structured to comply with Section 409A to avoid the imposition on the participant of penalties and interest.
      If a participant receives the cash equivalent of shares of our common stock (in lieu of actually receiving shares of our common stock), the participant will recognize ordinary income at the time of the receipt of such cash in the amount of the cash received.
      In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).
      Tax Consequences of a Change of Control. If, upon a change of control of our company, the exercisability, vesting or payout of an Incentive is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated Incentives over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change of control are characterized as parachute payments, such employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.
      The foregoing discussion summarizes the federal income tax consequences of Incentives that may be granted under the Incentive Plan based on current provisions of the Code, which are subject to change. This discussion also assumes that the Incentives will not be deemed deferred compensation under Section 409A of the Code. This summary does not cover any foreign, state or local tax consequences of Incentives.

Awards to be Granted
      If the stockholders approve the Incentive Plan at the 2005 annual meeting, we will grant shares of restricted stock under the Incentive Plan within five business days of the date of the 2005 annual meeting to the below-named persons in the amounts set forth below.

Number of
Name and Position	Shares

David W. Sharp	6,266,442
President and Chief Executive Officer
George G. Reuter	6,266,442
Executive Vice President and Chief Operating Officer
William B. Gibbens, III	6,266,442
Executive Vice President and General Counsel
Executive Group	18,799,326
Non-Executive Officer Employee Group	8,374,245
      In addition, if the stockholders approve the Incentive Plan at the 2005 annual meeting, grants of awards to employees, officers, consultants and advisors will be made in the future by our Compensation Committee as it deems necessary or appropriate. Any cash received by us in connection with the exercise or settlement of Incentives will be used for general corporate purposes.
Equity Compensation Plan Information
      The following table provides information regarding common stock authorized for issuance under our equity compensation plans as of December 31, 2004:

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
	and Rights	and Rights	in Column (a))
Plan Category	(a)	(b)	(c)(2)

Equity compensation plans approved by security holders	3,261,230	$7.04	1,775,990
Equity compensation plans not approved by security holders(1)	—	—	—

Total	3,261,230	$7.04	1,775,990

(1)	Our equity compensation program does not include any equity compensation plans (including individual compensation arrangements) under which common stock is authorized for issuance that was adopted without the approval of stockholders.

(2)	Of the shares remaining available for issuance under our equity compensation plans, no more than 200,000 shares may be issued as restricted stock or other stock based awards (which awards are valued in whole or in part on the value of the shares of common stock under each plan). If the Incentive Plan is approved at the 2005 annual meeting, none of the shares remaining available for issuance under our existing compensation plans will be issued.
Recommendation of the Board of Directors
      Board of Directors urges you to vote FOR the approval of our 2005 Stock Incentive Plan.

PROPOSAL NO. 7
RATIFICATION OF THE SELECTION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Our 2004 financial statements were audited by Grant Thornton LLP, an independent registered public accounting firm. The Audit Committee of our Board of Directors has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005, and our Board is submitting that appointment to our stockholders for ratification at the 2005 annual meeting.
      Representatives of Grant Thornton LLP are expected to be at the meeting, available to respond to appropriate questions, and have the opportunity to make a statement if they desire to do so. If the stockholders do not ratify the appointment of Grant Thornton LLP by the affirmative vote of at least a majority of the voting power present or represented at the 2005 annual meeting, the Audit Committee of our Board of Directors will reconsider the selection of the independent registered public accounting firm.
Recommendation of the Board of Directors
      Our Board of Directors urges you to vote FOR the proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm.
VOTING SHARE OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS
Common Stock Ownership of Principal Stockholders
      The following table provides you with information, as of July 6, 2005, regarding beneficial ownership of our common stock of each stockholder that we know to be the beneficial owner of more than 5% of our outstanding common stock, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, all information set forth in the following table is based on the most recent information filed by such stockholder with the Securities and Exchange Commission and the shares are held with sole voting and investment power. As of July 6, 2005, we had 92,323,139 shares of common stock outstanding.

	No. of	Percent of
Name and Address of Beneficial Owner	Shares	Class

Falcon Mezzanine Investments, LLC(1)	7,280,340	7.9%
60 Kendrick Street Needham, MA 02494
B. Riley & Co., Inc.(2)	5,801,118	6.3%
11100 Santa Monica Blvd. Suite 800 Los Angeles, CA 90024
Elliott Associates, L.P.(3)	23,943,775	25.9%
712 Fifth Avenue 36th Floor New York, NY 10019
Lloyd I. Miller, III(4)	12,746,961	13.8%
4550 Gordon Drive Naples, FL 34102

(1)	In its Schedule 13D, Falcon Mezzanine Investments, LLC reported it has shared voting and dispositive power with respect to all reported shares with Falcon Mezzanine Partners, LP, of which Falcon Mezzanine Investments, LLC is the general partner, and Falcon Investment Advisors, LLC, which manages Falcon Mezzanine Partners, L.P. Falcon Mezzanine Investments, LLC is a wholly-owned subsidiary of Falcon Partners Holdings, LLC, which is controlled by Mr. Sandeep D. Alva.

(2)	In its Schedule 13D, B. Riley & Co., Inc. reported it has shared voting and dispositive power with respect to 5,771,274 of these shares with SACC Partners, LP, B. Riley & Co. Retirement Trust, Riley Investment Management LLC and Bryant R. Riley and Carleen Riley, and that Richard Riley has sole voting and dispositive power with respect to 29,844 of these shares. Bryant R. Riley is the manager and sole owner of Riley Investment Management LLC, which is the investment advisor to and general partner of SACC Partners, LP.

(3)	In its Schedule 13D, Elliott Associates, L.P. reported it has sole voting and dispositive power with respect to 14,307,772 of these shares and shared voting and dispositive power with respect to 9,636,003 of these shares with Elliott International, L.P. and Elliott International Capital Advisors, Inc. Paul E. Singer and an entity controlled by him are the general partners of Elliott Associates, L.P., and an entity controlled by Mr. Singer is the general partner of Elliott International, L.P.

(4)	In his Schedule 13G, Lloyd I. Miller, III reported he has sole voting power with respect to 10,748,813 of these shares as an individual, a manager of a limited liability company that is the general partner of certain limited partnerships, the trustee of a grantor retained annuity trust, the trustee to certain generation skipping trusts and the custodian to an account set up under the Florida Uniform Gifts to Minors Act; shared voting power with respect to 1,998,148 of these shares as an investment advisor to the trustee of a certain family trust; sole dispositive power with respect to 10,649,127 of these shares as an individual, a manager of a limited liability company that is the general partner of certain limited partnerships, the trustee to certain generation skipping trusts and the custodian to an account set up under the Florida Uniform Gift to Minors Act; and shared dispositive power with respect to 2,097,834 of these shares as an investment advisor to the trustee of a certain family trust and the trustee of a grantor retained annuity trust.

Common Stock Ownership of Management
      The following table provides you with information, as of July 6, 2005, regarding beneficial ownership of our common stock of each of our directors and named executive officers and all of our directors and current executive officers as a group. All information set forth in the following table is based on the most recent information filed by such officer or director with the Securities and Exchange Commission. Unless otherwise indicated, all shares are held with sole voting and investment power.

		No. of Shares
		Acquirable
	No. of	through Stock	Percent of
Name of Beneficial Owner(1)	Shares(2)	Options	Class

Bill J. Lam (former executive)	—	360,000	*
David W. Sharp	10,000	156,332	*
George G. Reuter	—	49,166	*
William B. Gibbens, III	3,000	78,000	*
John T. Mills	55,000	20,000	*
J. Louis Frank	35,000	49,998	*
Michael R. Latina	—	35,000	*
Harry L. Max, Jr.	—	20,000	*
Charles O. Buckner	—	20,000	*
Edward L. Moses, Jr.	—	95,000	*
Ken R. LeSuer	10,000	25,000	*
Raymond L. Steele	—	10,000	*
All current executive officers and directors as a group (11 persons)	113,000	558,496	*

*	Less than 1%

(1)	The address for the directors and executive officers is 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

(2)	Excludes shares subject to options that will be exercisable by September 4, 2005, which shares are set forth separately in the next column.

EXECUTIVE OFFICER COMPENSATION
Summary of Compensation
      The following table provides you with information about the compensation we paid to our Chief Executive Officer and to each of our other executive officers who are serving as executive officers at the end of fiscal year ended December 31, 2004 for services rendered during that fiscal year:
Summary Compensation Table

						Long Term Compensation

						Awards		Payouts

		Annual Compensation					Securities
						Restricted	Underlying
				Other Annual		Stock	Options/	LTIP	All Other
		Salary	Bonus	Compensation		Awards	SAR’s	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)(1)		($)	(#)	($)	($)(2)

Bill J. Lam	2004	$463,000	$—	$61,121	(4)	—	—	—	$1,957,505 (5)
Former President and	2003	441,000	110,250	67,734	(4)	—	60,000	—	10,231
Chief Executive Officer(3)	2002	420,000	105,000	66,554	(4)	—	150,000	—	10,667
Richard A. Sabastiao	2004	$—	$—	$547,047	(7)	—	—	—	$—
Former Chief Restructuring	2003	—	—	—		—	—	—	—
Officer(6)	2002	—	—	—		—	—	—	—
David W. Sharp	2004	$256,000	$50,000	$—		—	—	—	$10,027
President and Chief	2003	228,000	—	—		—	35,000	—	8,780
Executive Officer	2002	200,000	—	27,543	(9)	—	29,000	—	8,625
and Former Executive
Vice President and
Chief Financial Officer(8)
George G. Reuter	2004	$236,333	$50,000	$—		—	—	—	$5,582
Executive Vice President	2003	191,500	—	—		—	17,500	—	5,070
and Chief Operating	2002	152,500	—	—		—	7,500	—	4,672
Officer(10)
William B. Gibbens, III	2004	$256,000	$50,000	$—		—	—	—	$4,172
Executive Vice President	2003	240,500	—	—		—	30,000	—	3,370
and General Counsel(11)	2002	210,417	—	—		—	33,000	—	2,783

(1)	For years in which no amounts are disclosed in this column, perquisites and other personal benefits paid to such executive officer in that year did not exceed the lesser of $50,000 or 10% of such executive officer’s salary and bonus for that year.

(2)	Comprised of (i) matching contributions to our 401(k) Plan and (ii) premiums that we paid on term life insurance policies that we maintain for these executive officers for which we are not the named beneficiary, in each case as follows:

		401(k) Plan	Life Insurance
Name	Year	Contributions	Premiums

Mr. Lam	2004	$6,500	$7,458
	2003	6,000	4,231
	2002	5,450	5,217
Mr. Sharp	2004	$3,900	$6,127
	2003	3,600	5,180
	2002	3,300	5,325
Mr. Reuter	2004	$4,875	$707
	2003	4,500	570
	2002	4,125	547
Mr. Gibbens	2004	$2,600	$1,572
	2003	2,400	970
	2002	2,200	583

(3)	Mr. Lam served as our Chief Executive Officer until August 30, 2004 and resigned as President on December 15, 2004.

(4)	Of this aggregate amount, $28,800 is attributable to an annual automobile allowance and $25,000 is attributable to an annual financial planning allowance.

(5)	On December 15, 2004, we permitted Mr. Lam to exercise his right to terminate his employment in accordance with his amended and restated employment agreement. Subject to the terms and conditions of this employment agreement, Mr. Lam is entitled to receive deferred payments of the severance benefits under his amended employment agreement in the amount of approximately $1.9 million, of which $50,000 was paid in 2004.

(6)	Mr. Sebastiao served as our Chief Restructuring Officer and principal executive officer from August 30, 2004 until April 30, 2005 pursuant to a management consulting agreement that we entered into with RAS Management Advisors, Inc., of which Mr. Sebastiao is President.

(7)	This amount represents payments to RAS Management Advisors, Inc., pursuant to the management consulting agreement that we entered into with it for services performed by Mr. Sebastiao as our Chief Restructuring Officer and principal executive officer and other agents of RAS Management Advisors, Inc.

(8)	Mr. Sharp was elected our President and Chief Executive Officer effective on April 30, 2005.

(9)	Of this aggregate amount, $21,000 is attributable to an annual automobile allowance.

(10)	Mr. Reuter became an executive officer on December 15, 2004.

(11)	Mr. Gibbens became an executive officer on July 1, 2003.

Aggregate Options
      The following table shows all outstanding stock options held by each of our executive officers as of December 31, 2004. None of these stock options was in-the-money as of December 31, 2004. None of our executive officers exercised stock options in 2004.
Options at December 31, 2004

Number of Securities
Underlying Unexercised
Options/SARs at
Fiscal Year End(#)

Exercisable/
Name	Unexercisable

Bill J. Lam	360,000/ —
Richard A. Sebastiao	—/ —
David W. Sharp	144,666/ 23,334
George G. Reuter	43,333/11,667
William B. Gibbens, III	68,000/20,000
Executive Employment Agreements
      We have entered into employment agreements with our former Chief Executive Officer and all of the other named executive officers, except for RAS Management Advisors, Inc. with which we entered into a management consulting agreement pursuant to which Richard A. Sebastiao served as our Chief Restructuring Officer and principal executive officer prior to the resignation of RAS Management Advisors, Inc. on April 30, 2005.
      On June 1, 2001, we entered into an employment agreement with Bill J. Lam, our former President and Chief Executive Officer, that provided for an initial term of employment expiring on May 31, 2004. His employment term automatically extended for an additional year each May 31, unless on or before the preceding May 15, he provided us with written notice of his intent not to extend the term. On September 14, 2004, we amended Mr. Lam’s employment agreement in connection with the engagement of RAS Management Advisors, Inc. for Richard A. Sebastiao to serve as our Chief Restructuring Officer and principal executive officer. Mr. Lam agreed to serve as our President and to not immediately exercise his right to terminate his employment for at least 120 days following the date of engagement of RAS Management Advisors, Inc. We, however, were permitted to terminate his employment any time after 30 days of the engagement of RAS Management Advisors, Inc. We agreed to pay Mr. Lam additional severance benefits for agreeing to not terminate his employment with our company immediately and defer payment of a portion of the severance benefits due under his employment agreement. On December 15, 2004, we permitted Mr. Lam to exercise his right to terminate his employment with our company in accordance with his employment contract within the 120 day period described above. As a result of the termination of his employment, Mr. Lam is entitled to receive deferred payments of the severance benefits due under his amended employment agreement in an amount equal to approximately $1.9 million. His amended employment agreement requires us to pay monthly installments of $100,000 commencing on the date of termination and until the severance amount is paid in full. However, as a result of the consummation of the Exchange Transaction on June 10, 2005, we are required to pay the remaining balance by September 8, 2005.
      On April 1, 2001, we entered into an employment agreement with David W. Sharp, our current President and Chief Executive Officer, that we terminated on July 6, 2005 pursuant to the employment agreement that we entered into with him on that date. Mr. Sharp’s current employment agreement provides for a term expiring on December 31, 2008, and a minimum annual base salary of $440,000, which shall be reviewed at least annually. In connection with Mr. Sharp’s execution of the new employment agreement, Mr. Sharp received a $220,000 bonus, of which 50% was paid upon execution of the employment agreement and the balance will be paid on December 31, 2005. In addition, if the Incentive Plan is approved at the 2005 annual meeting, we shall grant to Mr. Sharp 6,266,442 shares of restricted common stock pursuant to the Incentive Plan. Alternatively, if the Incentive Plan is not approved, in lieu of restricted common stock, we shall pay Mr. Sharp an additional cash bonus of $880,000, which shall vest and be payable in four equal installments, the first of which within five business days of the 2005 annual meeting and thereafter on each of the first, second and third anniversaries of the 2005 annual meeting. In addition, Mr. Sharp will be eligible to earn an annual incentive bonus based on pre-established goals determined by our Compensation Committee and set out in writing. Any bonus shall not exceed 150% of his annual base salary at the end of the fiscal year with respect to which the bonus is paid.
      On July 1, 2003, we entered into an employment agreement with George G. Reuter that we terminated on July 6, 2005 pursuant to the employment agreement that we entered into with him on that date. Mr. Reuter’s current employment agreement provides for a term expiring on December 31, 2008, and a minimum annual base salary of $275,000, which shall be reviewed at least annually. In connection with Mr. Reuter’s execution of the new employment agreement, Mr. Reuter received a $220,000 bonus, of which 50% was paid upon execution of the employment agreement and the balance will be paid on December 31, 2005. In addition, if the Incentive Plan is approved at the 2005 annual meeting, we shall grant to Mr. Reuter 6,266,442 shares of restricted common stock pursuant to the Incentive Plan. Alternatively, if the Incentive Plan is not approved, in lieu of restricted common stock, we shall pay Mr. Reuter an additional cash bonus of $880,000, which shall vest and be payable in four equal installments, the first of which within five business days of the 2005 annual meeting and thereafter on each of the first, second and third anniversaries of the 2005 annual meeting. In addition, Mr. Reuter will be eligible to earn an annual incentive bonus based on pre-established goals determined by our Compensation Committee and set out in writing. Any bonus shall not exceed 100% of his annual base salary at the end of the fiscal year with respect to which the bonus is paid.
      On July 1, 2003, we entered into an employment agreement with Mr. Gibbens that we terminated on July 6, 2005 pursuant to the employment agreement that we entered into with him on that date. Mr. Gibbens’ current employment agreement provides for a term expiring on December 31, 2008, and a minimum annual base salary of $256,000, which shall be reviewed at least annually. In connection with Mr. Gibbens’ execution of the new employment agreement, Mr. Gibbens received a $220,000 bonus, of which 50% was paid upon execution of the employment agreement and the balance will be paid on December 31, 2005. In addition, if the Incentive Plan is approved at the 2005 annual meeting, we shall grant to Mr. Gibbens 6,266,442 shares of restricted common stock pursuant to the Incentive Plan. Alternatively, if the Incentive Plan is not approved, in lieu of restricted common stock, we shall pay Mr. Gibbens an additional cash bonus of $880,000, which shall vest and be payable in four equal installments, the first of which within five business days of the 2005 annual meeting and thereafter on each of the first, second and third anniversaries of the 2005 annual meeting. In addition, Mr. Gibbens will be eligible to earn an annual incentive bonus based on pre-established goals determined by our Compensation Committee and set out in writing. Any bonus shall not exceed 100% of his annual base salary at the end of the fiscal year with respect to which the bonus is paid.
      On July 6, 2005, we entered into an employment agreement with Ronald D. Mogel, our current Vice President and Chief Financial Officer, that provides for a term expiring on December 31, 2008 and a minimum annual base salary of $230,000, which shall be reviewed at least annually. In addition, Mr. Mogel will be eligible to earn an annual incentive bonus based on pre-established goals determined by our Compensation Committee and set out in writing. Any bonus shall not exceed 100% of his annual base salary at the end of the fiscal year with respect to which the bonus is paid.
      If we terminate Messrs. Sharp’s, Reuter’s, Gibbens’ or Mogel’s employment under his respective employment agreement within 180 days of certain defined change in control events other than for disability or cause, as defined in the agreement, or if any of them terminates his employment following the defined change of control events as a result of either not having an equivalent or greater capacity, position or duties then he had prior to the change of control or having his place of employment being transferred outside the Houston Metropolitan area, he is entitled to: (i) a lump sum payment equal to two times his annual base salary at the time of termination and the average of all bonuses paid or payable annually to him for the preceding three fiscal years; and (ii) receive for a period of two years from the date of termination life, health, accident and disability insurance. If we terminate any of Messrs. Sharp’s, Reuter’s, Gibbens’ or Mogel’s employment under his respective employment agreement other than for disability or cause, as defined in the agreement, or he terminates his agreement as a result of being assigned to or given any capacity, position or duties of lesser authority than that of an executive officer of our company and such termination does not occur within 180 days of certain defined change in control events, he is entitled to: (i) a lump sum payment equal to the amount of his annual base salary that otherwise would have been paid to him had he remained employed through the term of the agreement; and (ii) receive life, health, accident and disability insurance for such period.
      Each of Messrs. Sharp’s, Reuter’s, Gibbens’ and Mogel’s employment agreements contain agreements that restrict them from using or disclosing confidential information and from competing with us in specified geographic areas during his employment and for one year after the termination of his employment. In addition, in the event payments or benefits to any of Messrs. Sharp, Reuter, Gibbens or Mogel are subject to excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to him an additional amount so that the net amount retained by him after deduction of any excise tax, together with any interest or penalties, shall be equal to the value of such payments or benefits.
      On August 27, 2004, we entered into a management consulting agreement with RAS Management Advisors, Inc., pursuant to which Richard A. Sebastiao, President of RAS Management Advisors, Inc., served as our Chief Restructuring Officer and principal executive officer on behalf of RAS Management Advisors, Inc. During 2004, we paid $547,047 to RAS Management Advisors, Inc. for services provided under this agreement, which terminated on April 30, 2005.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The members of our Compensation Committee are Messrs. Mills, Buckner and LeSuer. No member of our Compensation Committee served as an officer or employee of our company or any of our subsidiaries prior to or while serving on our Compensation Committee. In 2004, none of our executive officers served as a director or member of the compensation committee of another entity, any of whose executive officers served on our Board of Directors or on our Compensation Committee.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General
      Our Compensation Committee reviews and approves the compensation of our executive officers. Our Board of Directors also granted our Compensation Committee the authority to review, analyze and recommend compensation programs to our Board of Directors and to administer and grant awards under our stock incentive plans.
      Our Compensation Committee structures the compensation of our executive officers to:

•	Reflect our company’s financial performance and market position during the year;

•	Emphasize performance-based compensation that balances rewards for short-term and long-term results;

•	Provide a competitive level of compensation that will assist us in attracting and retaining qualified executives; and

•	Link executive compensation to the interests of our stockholders.
      During 2004, our executive compensation program was comprised primarily of base salaries and stock-based incentive awards intended to align our executive officers’ interests with the interests of our stockholders. Messrs. Sharp, Reuter and Gibbens received cash bonuses during 2004 as described below.

Salary
      We have entered into employment agreements with each of our executive officers. The terms of such agreements were the results of arms-length negotiations between us and each executive officer. The agreements establish the base salary for each officer during the term of the agreement. You can find further information regarding the employment agreements of our executive officers under “Executive Employment Agreements,” above. We based the salaries in part on the compensation levels necessary to attract and retain these executive officers and overall competitive market conditions. We will review the salaries for the executives annually and, if appropriate, adjust them based on individual performance, increases in general levels of compensation for executives at comparable companies and our overall financial results.

Bonuses
      We may pay annual cash incentive bonuses to our executives in an effort to provide a fully competitive compensation package that is linked to the attainment of our short-term goals.
      For fiscal year 2004, we developed an incentive plan that was administered by our Compensation Committee. The plan consists of a bonus program for all salaried employees and a retention program for our executive and non-executive officers and other key employees. We did not pay any bonuses under the incentive plan because our 2004 target EBITDA (earnings before interest, taxes, depreciation and amortization under the plan) was not met. Under the retention program for 2004, we paid designated employees that our Compensation Committee determined were critical to the operation of our company, a retention bonus determined as a percentage of base salaries for 2004. Under the retention program, Messrs. Sharp, Reuter and Gibbens were each paid bonuses of $50,000.

Stock-Based Incentive Compensation
      We provide long-term incentives to our executives in the form of stock options under our stock incentive plans. We believe that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders while enhancing our ability to attract and retain individuals of exceptional talent necessary for our continued success.

Position Regarding Compliance with Section 162(m) of the Internal Revenue Code
      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to us for compensation paid to each of our executive officers in any year to $1 million. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Stock options granted by us have been structured to qualify as performance-based. Although none of our executive officers reached the deduction limitation in 2004, our Compensation Committee plans to continue to evaluate our cash and stock incentive programs as to the advisability of future compliance with Section 162(m).
Compensation for the Chief Executive Officer
      We paid Mr. Lam a salary of $463,000 in 2004 in accordance with the terms of his employment agreement, which was amended in 2004 as described above under “Executive Employment Agreements.”
The Compensation Committee

John T. Mills	Charles O. Buckner	Ken R. LeSuer

AUDIT COMMITTEE REPORT
      Our Audit Committee is comprised of four members of our Board of Directors, Messrs. Mills, Buckner, LeSuer and Steele, and operates under a written charter adopted by our Board of Directors. Messrs. Mills, Buckner and LeSuer meet our current Audit Committee independence standards promulgated under Securities and Exchange Commission regulations.
      Management has the primary responsibility for the company’s systems of internal controls and the overall financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes. Our Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the company’s financial statements.
      In fulfilling its responsibilities under its charter during 2004, our Audit Committee reviewed and discussed the company’s audited financial statements with management, which has the primary responsibility for the financial statements, and the company’s independent registered public accounting firm for its most recently-completed fiscal year, Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The discussions included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures. Our Audit Committee also reviewed all fees paid to the independent registered public accounting firm and has considered whether the rendering of non-audit services is compatible with maintaining the independence of Grant Thornton LLP. These fees are described immediately following this report.
      Our Audit Committee reviewed with Grant Thornton LLP the matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees). In addition, our Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with Grant Thornton LLP their independence from the company.
      Based on the review and discussions stated above, and subject to the limitations on the role and responsibilities of our Audit Committee referred to in its charter, our Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2004.
The Audit Committee

Charles O. Buckner	Ken R. LeSuer	John T. Mills	Raymond L. Steele

Principal Accountant Fees and Services
      PricewaterhouseCoopers LLP (“PwC”) was engaged as our independent registered public accounting firm for the fiscal year ending December 31, 2003. On June 11, 2004, PwC resigned as our independent registered public accounting firm. On July 14, 2004, we engaged Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for 2004. The following table lists the aggregate fees and costs billed by PwC and Grant Thornton to us for the 2003 and 2004 services identified below:

	Amount Billed

	2003		2004

Audit Fees	$328,100	(1)	$718,181	(2)
Audit-Related Fees	—		74,000	(3)
Tax Fees(4)	—		—
All Other Fees(4)	—		—

Total	$328,100		$792,181

(1)	This amount is for fees billed by PwC for audit services in connection with its review of our interim financial statements during 2003 and our fiscal year 2003 year-end audit.

(2)	Of this aggregate amount, $50,510 is attributable to fees billed by PwC for services in connection with its review of our interim financial statements for the first quarter of 2004. The balance of such amount is attributable to fees billed by Grant Thornton for audit services in connection with its review of our interim financial statements for the second and third quarters of fiscal year 2004 and the fiscal 2004 year-end audit.

(3)	Of this aggregate amount, $50,000 is attributable to fees billed by PwC for services in connection with its review of our internal controls. The remaining amount of $24,000 is attributable to fees billed by Grant Thornton for services in connection with their audit of our December 31, 2003 401(k) Plan in 2004.

(4)	For the fiscal years 2003 and 2004, PwC and Grant Thornton did not provide us with any tax services or other services.
Audit Committee Pre-Approval Policy
      All of the services performed by the independent registered public accounting firms in 2004 were pre-approved by our Audit Committee. Any requests for audit, audit-related, tax and other services must be submitted to the audit committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings.

PERFORMANCE GRAPH
      The graph and corresponding table below compares the total stockholder return on our common stock with the total return on the S&P 500 Index and our Peer Group Index for the five-year period from December 31, 1999 to December 31, 2004, in each case assuming the investment of $100 on December 31, 1999 and the reinvestment of all dividends for the period indicated. Our Peer Group Index consists of Global Industries, Ltd., Stolt Offshore, S.A. (formerly Stolt Comex Seaway S.A.), Cal Dive International, Inc., Technip S.A. (formerly Coflexip Stena Offshore Group, S.A.) and McDermott International, Inc.
Total Stockholder Return

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Index	1999	2000	2001	2002	2003	2004

Horizon Offshore, Inc.	$100.00	$367.10	$140.15	$92.57	$81.78	$30.86

Peer Group Index	$100.00	$124.16	$96.65	$45.49	$71.44	$150.85

S & P 500 Index	$100.00	$89.86	$78.14	$59.88	$75.68	$82.49

CERTAIN TRANSACTIONS
      In August 1998, we entered into a master services agreement with Odyssea Marine, Inc. (Odyssea), an entity wholly-owned by Elliott Associates, L.P. and Elliott International, L.P. (the Elliott Companies) to charter certain marine vessels from Odyssea. During the 2004 fiscal year, Odyssea billed us $10.3 million and we paid Odyssea $7.9 million for services rendered under the agreement. As of December 31, 2004, we owed Odyssea $3.5 million for services rendered.
      During 2004, we paid Odyssea approximately $8.1 million for materials it purchased on our behalf for use on a project with Petroleos Mexicanos (Pemex) offshore Mexico, which Odyssea made approximately $400,000 profit on this transaction.
      In June 2003, we secured a $15.0 million term loan due June 30, 2004 from Elliott Associates, L.P. All amounts of principal and interest under this loan were repaid in March 2004 with a portion of the proceeds received from our issuance of the 16% Subordinated Secured Notes. During 2004, we issued 16% Subordinated Secured Notes and 18% Subordinated Secured Notes in a series of private placements. In these private placements, we issued 16% Subordinated Secured Notes and 18% Subordinated Secured Notes as follows (in millions):

				Amount Purchased by

					Falcon
				B. Riley &	Mezzanine
		Total		Co., Inc.	Investments,	Lloyd I.
		Amount	Elliott	and	LLC and	Miller and
Date	Notes	Issued	Companies(1)	Affiliates(1)	Affiliates(1)	Affiliates(1)

March 11, 2004	16% Subordinated Notes	$65.4	$15.0	$5.25	$17.85	$10.5
May 27, 2004	16% Subordinated Notes	$3.4	$0.8	$0.3	$1.0	$0.6
May 27, 2004	18% Subordinated Notes	$18.75	$5.3	$2.3	$4.7	$4.8
September 17, 2004	18% Subordinated Notes	$5.3	$1.6	$0.7	$1.4	$1.4
November 4, 2004	18% Subordinated Notes	$9.625	$3.3	$1.4	$1.9	$3.0

(1)	5% beneficial owners of our common stock
      In March 2004, we paid B. Riley & Co., Inc. an aggregate of $688,500 in placement agency fees in connection with the private placement of the 16% Subordinated Secured Notes.
      On December 4, 1997, we entered into a registration rights agreement with the Elliott Companies pursuant to which they had limited rights to require us to register under the Securities Act of 1933 (the Securities Act) shares of our common stock owned by them. We amended this registration rights agreement in connection with the March 2004 private placement of our $65.4 million aggregate principal amount 16% Subordinated Secured Notes due March 31, 2007 and warrants to purchase shares of our common stock (the Warrants) to permit us to enter into a registration rights agreement with the purchasers of the Warrants. Under this registration rights agreement with the Warrant purchasers, the purchasers of the Warrants required us to file a registration statement under the Securities Act registering all of the common stock issuable to them upon exercise of their Warrants for resale. In addition, the Elliott Companies requested that we register all of the shares of our common stock held by them for resale. As a result, on April 8, 2004, we filed a registration statement under the Securities Act registering all of the shares of common stock held by the Elliott Companies and shares of common stock issuable upon exercise of the Warrants. Since that time, all of these shares of common stock have been sold pursuant to the registration statement.
      On May 31, 2002, we entered into an employment agreement with J. Louis Frank, our prior Chairman of the Board and current Chairman, Emeritus, which had a term expiring on May 31, 2005 that automatically extended for an additional year. The term shall not extend beyond May 31, 2006, unless otherwise agreed to in writing by both Mr. Frank and us. On September 3, 2004, in connection with Mr. Frank’s resignation as Chairman of the Board, we amended his employment agreement to accommodate him serving as Chairman, Emeritus. The agreement provides for an annual base salary of

$200,000. In addition, upon execution of the agreement on May 31, 2002, Mr. Frank received an option, which vested annually in three equal increments, to purchase 20,000 shares of our common stock, and each year during the term of his employment agreement receives an additional option, which vests annually in three equal installments, to purchase 20,000 shares of our common stock. The agreement also provides Mr. Frank with an annual bonus to be determined by our Board of Directors of not less than 20% of his annual base salary and an annual automobile allowance of $24,000.
      On November 8, 2004, we amended our consulting agreement with Edward L. Moses, Jr., one of our directors, to serve as a liaison with the senior management of Pemex on the collection of our contractual claims against Pemex. We paid Mr. Moses an aggregate of $355,000 from June 2003 to September 2004 under his consulting agreement, which has expired.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% beneficial owners to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our equity securities. During 2004, J. Louis Frank, our former Chairman of the Board, failed to timely file a Form 4 to report the acquisition by him of an option to purchase 20,000 shares of our common stock because of a clerical oversight.

By Order of the Board of Directors

William B. Gibbens, III
Secretary
Houston, Texas
July      , 2005

EXHIBIT A
HORIZON OFFSHORE, INC.
2005 STOCK INCENTIVE PLAN
      1.     Purpose. The purpose of the 2005 Stock Incentive Plan (this “Plan”) of Horizon Offshore, Inc. (“Horizon”) is to increase stockholder value and to advance the interests of Horizon and its subsidiaries (collectively, the “Company”) by furnishing a variety of equity incentives (the “Incentives”) designed to attract, retain and motivate officers, employees, consultants and advisors and to strengthen the mutuality of interests between such persons and Horizon’s stockholders. Incentives may consist of options to purchase shares of Horizon’s common stock (the “Common Stock”), stock appreciation rights, shares of restricted stock, restricted stock units or other stock-based awards, the value of which is based upon the value of the Common Stock, all on terms determined under this Plan. As used in this Plan, the term “subsidiary” means any corporation, limited liability company or other entity of which Horizon owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests or other equity interests issued thereby.
      2.     Administration.
      2.1     Composition. This Plan shall be administered by the compensation committee of the Board of Directors of Horizon, or by a subcommittee of the compensation committee. The committee or subcommittee that administers this Plan shall hereinafter be referred to as the “Committee.” The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall (a) qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”), or any successor rule, and (b) qualify as an “outside director” under Section 162(m) of the Code and the regulations thereunder (collectively, “Section 162(m)”).
      2.2     Authority. The Committee shall have authority to award Incentives under this Plan, to interpret this Plan, to establish any rules or regulations relating to this Plan that it determines to be appropriate, to enter into agreements with or provide notices to participants as to the terms of the Incentives (the “Incentive Agreements”) and to make any other determination that it believes necessary or advisable for the proper administration of this Plan. Its decisions concerning matters relating to this Plan shall be final, conclusive and binding on the Company and participants. The Committee may delegate its authority hereunder to the extent provided in Section 3. The Committee shall not have authority to award Incentives under this Plan to directors in their capacities as such.
      3.     Eligible Participants. Employees and officers of the Company (including officers who also serve as directors of the Company) and consultants and advisors to the Company shall become eligible to receive Incentives under this Plan when designated by the Committee. Employees may be designated individually or by groups or categories, as the Committee deems appropriate. With respect to participants not subject to Section 16 of the 1934 Act or Section 162(m), (i) the Committee may delegate to the chief executive officer of Horizon its authority to designate participants, to determine the type, size and terms of the Incentives to be received by these participants, to determine any performance objectives for these participants and to approve or authorize the form of Incentive Agreement governing such Incentives and (ii) following any grants of Incentives pursuant to such delegated authority, the chief executive officer of Horizon or any officer designated by him may exercise any powers of the Committee under this Plan to accelerate vesting or exercise periods, to terminate restricted periods, to waive compliance with specified provisions or to otherwise make determinations contemplated hereunder with respect to such Incentives; provided, however, that in no event may (A) the chief executive officer grant stock options at an exercise price less than the Fair Market Value of a share of Common Stock on the later of the date of grant or the date the participant commences employment with the Company, unless otherwise determined by the Committee (subject to the limitations in Section 5.1), (B) any person other than the Committee make any of the determinations set forth in Section 4.5, 11.11 or Section 11.12, or (C) any person take any action that the Committee lacks the authority to take hereunder.
      4.     Shares Subject to this Plan. The shares of Common Stock with respect to which Incentives may be granted under this Plan shall be subject to the following:
      4.1     Type of Common Stock. The shares of Common Stock with respect to which Incentives may be granted under this Plan may be currently authorized but unissued shares or shares currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.
      4.2     Maximum Number of Shares. Subject to the other provisions of this Section 4, the maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under this Plan shall be 70,000,000 shares of Common Stock.
      4.3     Share Counting. To the extent any shares of Common Stock covered by an Incentive are not delivered to a participant or beneficiary because the Incentive is forfeited or canceled, or the shares of Common Stock are not delivered because the Incentive is paid or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under Section 4.2 or 4.4(c). In the event that shares of Common Stock are issued as Incentives and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired Shares may again be issued under this Plan. All shares to which a stock appreciation right relates (not only the net shares) shall be counted against the shares issuable through the Plan, except as otherwise provided above.
      4.4     Limitations on Number of Shares. Subject to Section 4.5, the following additional limitations are imposed under this Plan:

(a) The maximum number of shares of Common Stock that may be issued upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 5,000,000 shares.

(b) The maximum number of shares of Common Stock that may be covered by Incentives granted under this Plan to any one individual during any one calendar-year period shall be 7,500,000.

(c) The maximum number of shares of Common Stock that may be issued as restricted stock, restricted stock units, or Other Stock-Based Awards (as defined below) shall be 35,000,000 shares.

(d) If, after shares have been earned under an Incentive, the delivery is deferred, any additional shares attributable to dividends paid during the deferral period shall be disregarded for purposes of the limitations of this Section 4.
      4.5     Adjustment.

(a) In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Section 4 and the number of shares of Common Stock subject to outstanding Incentives shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable, including adjustments to the exercise price of any option or the base price of any stock appreciation right and any per share performance objectives of any Incentive in order to provide participants with the same relative rights before and after such adjustment.

(b) If the Company merges, consolidates, sells all of its assets or dissolves and such transaction is not a Change of Control, as defined in Section 11.12 (each of the foregoing a “Fundamental Change”), then thereafter upon any exercise or payout of an Incentive theretofore granted the participant shall be entitled to receive (i) in lieu of shares of Common Stock previously issuable thereunder, the number and class of shares of stock and securities to which the participant would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the participant had been the holder of record of the number of shares of Common Stock subject to such Incentive or (ii) in lieu of payments based upon Common Stock previously payable thereunder, payments based on any formula that the Committee determines to be equitable in order to provide participants with substantially equivalent rights before and after the Fundamental Change. In the event any such Fundamental Change causes a change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee in its sole discretion, whose determination shall be conclusive.

      5.     Stock Options. The Committee may grant incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:
      5.1     Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 4.5; provided that in no event shall the exercise price be less than the Fair Market Value (as defined below) of a share of Common Stock on the date of grant, except in the case of a stock option granted in assumption of or in substitution for an outstanding award of a company acquired by the Company or with which the Company combines.
      5.2     Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to the limitations and adjustments provided in Section 4.
      5.3     Duration and Time for Exercise. Subject to earlier termination as provided in Sections 11.4 and 11.12, the term of each stock option shall be determined by the Committee, but may not exceed ten years. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee. The Committee may accelerate the exercisability of any stock option at any time.
      5.4     Conditions to Exercise. The Committee may, in its discretion, provide that a stock option cannot be exercised unless one or more performance goals are achieved, including any of those specified in Section 10.
      5.5     Manner of Exercise.

(a) A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by tender of the full purchase price for such shares, which may be paid or satisfied by (i) cash; (ii) check; (iii) delivery of shares of Common Stock, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised and, unless otherwise determined by the Committee, shall have been held by the optionee for at least six months; (iv) delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; (v) in such other manner as may be authorized from time to time by the Committee; or (vi) any combination of the preceding, equal in value to the full amount of the exercise price; provided that all such payments shall be made or denominated in United States dollars.

(b) Notice under the preceding paragraph may be delivered by telecopy, electronic mail or any similar form of transmission, provided that the exercise price of such shares is received by the Company via wire transfer or other means on or before the day such transmission is received by the Company. The notice shall specify the manner in which the certificates for such shares are to be delivered.

(c) An option to purchase shares of Common Stock in accordance with this Plan shall be deemed to have been exercised immediately prior to the close of business on the first business date on which the Company has received both (i) written notice of such exercise and (ii) payment in full of the exercise price for the number of shares for which options are being exercised.

(d) In the case of delivery of an uncertified check, no shares shall be issued until the check has been paid in full.

(e) Prior to the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a stockholder.

      5.6     Repricing. Except for adjustments pursuant to Section 4.5 or actions taken by the Committee pursuant to Section 11.12(c), unless approved by the stockholders of the Company, (a) the exercise price for any outstanding option granted under this Plan may not be decreased after the date of grant and (b) an outstanding option that has been granted under this Plan may not, as of any date that such option has an exercise price that is greater than the then current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for anything of value, including the grant of a new option with a lower exercise price, another Incentive, a cash payment or Common Stock.
      5.7     Incentive Stock Options. Notwithstanding anything in this Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options.

(a) Any incentive stock option authorized under this Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options;

(b) All incentive stock options must be granted within ten years from the date on which this Plan was adopted by the Board of Directors;

(c) No incentive stock option shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the corporation that employs such participant or its parent or subsidiary corporation; and

(d) The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed $100,000. To the extent that such limitation is exceeded, such options shall not be treated, for federal income tax purposes, as incentive stock options.
      6.     Restricted Stock.
      6.1     Grant of Restricted Stock. An award of restricted stock may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of this Plan. To the extent restricted stock is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 10 and meet the additional requirements by imposed by Section 162(m).
      6.2     Restricted Period. At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted (the “Restricted Period”). Each award of restricted stock may have a different Restricted Period. A Restricted Period of at least three years is required for each award of restricted stock, except that if vesting of the shares is subject to the attainment of specified performance goals, the Restricted Period may be one year or more. Incremental periodic vesting of portions of the award during the Restricted Period is permitted. Unless otherwise provided in the Incentive Agreement, the Committee may in its discretion declare the Restricted Period terminated upon a participant’s death, disability, retirement or other termination by the

Company and permit the sale or transfer of the restricted stock. The expiration of the Restricted Period shall also occur as provided under Section 11.12 upon a Change of Control.
      6.3     Escrow. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it is subject to the terms and conditions (including conditions of forfeiture) contained in the Horizon Offshore, Inc. 2005 Incentive Stock Plan (the “Plan”) and an agreement entered into between the registered owner and Horizon Offshore, Inc. thereunder. Copies of this Plan and the agreement are on file and available for inspection at the principal office of the Company.
      6.4     Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.
      6.5     Forfeiture. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 4.5 due to a recapitalization, stock split or other change in capitalization described therein.
      6.6     Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the applicable Incentive Agreement or at such earlier time as provided for in Section 6.2, the restrictions applicable to the restricted stock shall lapse and a stock certificate for the number of shares of restricted stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends other than those required by law, to the participant or the participant’s estate, as the case may be.
      6.7     Rights as a Stockholder. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a stockholder with respect to shares of Common Stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including the right to vote such shares.
      7.     Restricted Stock Units.
      7.1     Grant of Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from the Company on the scheduled vesting date or other specified payment date for such RSU, one share of Common Stock. An award of restricted stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of this Plan. To the extent an award of restricted stock units is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 10 and meet the additional requirements imposed by Section 162(m).
      7.2     Vesting Period. At the time an award of restricted stock units is made, the Committee shall establish a period of time during which the restricted stock units shall vest (the “Vesting Period”). Each award of restricted stock units may have a different Vesting Period. Except as provided in Section 4.4(c), a Vesting Period of at least three years is required, except that if vesting of the RSUs is subject to the attainment of specified performance goals, the Vesting Period may be one year or more. Incremental periodic vesting of portions of the award during the Vesting Period is permitted. The acceleration of the expiration of the Vesting Period shall occur as provided under Section 11.12(b) upon a Change of Control of the Company and may also occur as provided under Section 11.4 in the event of termination of employment under the circumstances provided in the Incentive Agreement.
      7.3     Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Incentive Agreement, as well as any procedures established by the Committee, prior to the expiration of the applicable Vesting Period of an RSU granted to a participant hereunder, the Company shall establish an account for the participant and deposit into that account any securities, cash or other property comprising any dividend or property distribution with respect to the shares of Common Stock underlying the RSU. The participant shall have no rights to the amounts or other property in such account until the applicable RSU vests.
      7.4     Rights as a Stockholder. Each participant receiving restricted stock units shall have no rights as a stockholder with respect to such restricted stock units until such time as shares of Common Stock are issued to the participant.
      8.     Stock-Settled Stock Appreciation Rights.
      8.1     Grant of Stock-Settled Stock Appreciation Rights. A stock-settled stock appreciation right, or SAR, is a right to receive, without payment to the Company, a number of shares of Common Stock, the number of which is determined pursuant to the formula set forth in Section 8.5. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions provided in this Section 8:
      8.2     Number. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 4.5.
      8.3     Duration. The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of 10 years. The Committee may in its discretion accelerate the exercisability of any SAR at any time in its discretion.
      8.4     Exercise. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs which the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “Exercise Date.” The Company shall, within 30 days of an Exercise Date, deliver to the exercising holder certificates for the shares of Common Stock to which the holder is entitled pursuant to Section 8.5
      8.5     Payment. The number of shares of Common Stock which shall be issuable upon the exercise of a SAR shall be determined by dividing:

(a) the number of shares of Common Stock as to which the SAR is exercised, multiplied by the amount of the appreciation in each such share (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of the Common Stock subject to the SAR on the business day preceding the Exercise Date exceeds the “Base Price,” which is an amount, not less than the Fair Market Value of a share of Common Stock on the date of grant, which shall be determined by the Committee at the time of grant, subject to adjustment under Section 4.5); by

(b) the Fair Market Value of a share of Common Stock on the Exercise Date.
      8.6     No Fractional Shares. No fractional shares of Common Stock shall be issued upon the exercise of a SAR. In lieu thereof, the holder of a SAR shall be entitled to purchase the portion necessary to make a whole share at its Fair Market Value on the Exercise Date.
      8.7     Repricing. Except for adjustments pursuant to Section 4.5 or actions permitted to be taken by the Committee pursuant to Section 11.12(c), unless approved by the stockholders of the Company, (a) the Base Price for any outstanding SAR granted under this Plan may not be decreased after the date of grant and (b) an outstanding SAR that has been granted under this Plan may not, as of any date that such SAR has a per share Base Price that is greater than the then current Fair Market Value of a share of

Common Stock, be surrendered to the Company as consideration for anything of value, including the grant of a new SAR with a lower Base Price, another Incentive, a cash payment or Common Stock.
      9.     Other Stock-Based Awards.
      9.1     Grant of Other Stock-Based Awards. Subject to the limitations described in Section 9.2, the Committee may grant to eligible participants “Other Stock-Based Awards,” which shall consist of awards, other than options, restricted stock, restricted stock units or SARs provided for in Sections 5 through 8, the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. The Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a stockholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 10 and meet the additional requirements imposed by Section 162(m).
      9.2     Vesting Terms. Except as otherwise provided in Section 4.4(c), other Stock-Based Awards granted under this Section 9 shall be subject to a vesting period of at least three years, except that if vesting of the award is subject to the attainment of specified performance goals, a minimum vesting period of one year is allowed. Incremental periodic vesting of portions of the award over the required vesting period is permitted.
      10.     Section 162(m) Awards. To the extent that shares of restricted stock, restricted stock units or Other Stock-Based Awards granted under the Plan are intended to qualify as “performance-based compensation” under Section 162(m), the vesting, grant or payment of such awards shall be conditioned on the achievement of one or more performance goals and must satisfy the other requirements of Section 162(m). The performance goals pursuant to which such awards shall vest, be granted or be paid out shall be any or a combination of the following performance measures applied to the Company or one or more of its divisions, subsidiaries or lines of business: return on equity, cash flow, assets or investment; stockholder return; changes in revenues, operating income, cash flow, cash provided by operating activities, earnings before interest, taxes and/or depreciation, earnings or earnings per share; customer growth; customer satisfaction or an economic value added measure. The performance goals may be subject to such adjustments as are specified in advance by the Committee, including adjustments made pursuant to written guidelines that are approved or confirmed in advance by the Committee. For any performance period, the performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years.
      11.     General.
      11.1     Duration. No Incentives may be granted under the Plan later than ten years after the date of its approval by the Company’s stockholders; provided, however, that Incentives granted prior to such date shall remain in effect until (a) all such Incentives granted under this Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of this Plan or the applicable Incentive Agreement and (b) all restrictions imposed on shares of Common Stock in connection with their issuance under this Plan have lapsed.

      11.2     Transferability of Incentives. (a) No Incentive granted hereunder may be transferred, pledged, assigned or otherwise encumbered by the holder thereof except:

(i) by will;

(ii) by the laws of descent and distribution; or

(iii) pursuant to a domestic relations order, as defined in the Code; or

(iv) in the case of stock options only, if permitted by the Committee and so provided in the Incentive Agreement, (A) to Immediate Family Members (as defined below), (B) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (C) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (D) to a trust for the sole benefit of the participant and/or Immediate Family Members. “Immediate Family Members” means the spouse and natural or adopted children or grandchildren of the participant and their respective spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a non-qualified stock option.

(a) No such transfer of any Incentive under Section 11.2(a) shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of this Plan and the applicable Incentive Agreement.

(b) Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Incentive, or levy of attachment or similar process upon the Incentive not specifically permitted herein, shall be null and void and without effect.
      11.3     Dividend Equivalents. In the sole and complete discretion of the Committee, an Incentive may provide the holder thereof with dividends or dividend equivalents, payable in cash, shares, other securities or other property on a current or deferred basis.
      11.4     Effect of Termination of Employment or Death. In the event that a participant ceases to be an employee of the Company for any reason, including death, disability, early retirement or normal retirement, any outstanding Incentives then held by such participant may be exercised, may vest or may expire at such times or in such manner as is set forth in the Incentive Agreement. In its discretion, the Committee may resolve any questions under this Plan or any Incentive Agreement as to whether and when there has been a termination of employment and the cause or nature of such termination.
      11.5     Additional Conditions. Anything in this Plan to the contrary notwithstanding:

(a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and

(b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

      11.6     Incentive Agreements. An Incentive under this Plan shall be subject to such terms and conditions, not inconsistent with this Plan, as the Committee may, in its sole discretion, prescribe and set forth in the Incentive Agreement. Such terms and conditions may provide for the forfeiture of an Incentive or the gain associated with an Incentive under certain circumstances to be set forth in the Incentive Agreement, including if the participant competes with the Company or engages in other activities that are harmful to the Company. In connection with all grants of Incentives under this Plan, the Committee shall authorize and approve a form of Incentive Agreement governing the terms and conditions of such Incentive that apply to all similarly-situated award recipients, and cause the Company to prepare an individual agreement with or notice to each award recipient that reflects the actual number of shares of Common Stock to which the Incentive of such recipient relates. A copy of such document shall be provided to each such award recipient, and the Committee may, but need not, require that such award recipient duly execute and deliver to the Company a copy of such document as a condition precedent to the effectiveness of the grant of the Incentive. Such document is referred to in this Plan as an “Incentive Agreement” regardless of whether a participant’s signature is required.
      11.7     Withholding.

(a) The Company shall have the right to withhold from any payments or stock issuances under this Plan, or to collect as a condition of payment, any taxes required by law to be withheld.

(b) If so provided in the applicable Incentive Agreement, a participant will have the right to satisfy his or her withholding tax obligation in whole or in part by electing (an “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold from the shares the participant otherwise would receive shares of Common Stock having a value equal to the minimum amount required to be withheld, with the value of the shares to be delivered or withheld being based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld is determined (the “Tax Date”). Each Election must be made prior to the Tax Date. Notwithstanding anything to the contrary in this Plan or any Incentive Agreement, the Committee may disapprove of any Election or suspend or terminate the right to make Elections.
      11.8     No Continued Employment. No participant under this Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.
      11.9     Deferral Permitted. Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive Agreement. Payment may be deferred at the option of the participant if provided in the Incentive Agreement.
      11.10     Amendment or Discontinuance of this Plan. The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:

(a) without the approval of the stockholders, (i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through this Plan, (ii) materially increase the benefits accruing to participants under this Plan, (iii) materially expand the classes of persons eligible to participate in this Plan, (iv) materially expand the types of awards available for grant under the Plan, (v) amend Section 11.1 to permit grants of Incentives hereunder later than ten years after the date this Plan is approved by the Company’s stockholders, (vi) materially change the method of determining the Base price of options or the Base Price of SARs, or (vii) amend Section 5.6 or 8.7 to permit repricing of options or SARs, respectively, or

(b) materially impair, without the consent of the recipient, an Incentive previously granted, except (i) as otherwise provided in Section 11.16 and (ii) that the Company retains all rights to take action under Section 11.12 and to include in Incentive Agreements provisions authorizing the Committee in its discretion to cancel unvested or unexercisable Incentives.

      11.11     Definition of Fair Market Value. Whenever the “Fair Market Value” of Common Stock or some other specified security must be determined for purposes of this Plan, it shall be determined as follows: (i) if the Common Stock or other security is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share thereof on such exchange or quotation system on the applicable date or, if shares are not traded on such day, on the next preceding trading date, (ii) if the Common Stock or other security is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date or, if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock or other security is not regularly quoted, the fair market value of a share thereof on the applicable date as established by the Committee in good faith.
      11.12     Change of Control.

(a) Unless otherwise provided in the Incentive Agreement, a Change of Control shall mean:

(i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the Common Stock or 50% or more of the combined voting power of Horizon’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following transactions and acquisitions shall not constitute a Change of Control:

(A) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 11.12(a)(ii) hereof) of Common Stock directly from the Company,

(B) any acquisition of Common Stock by the Company,

(C) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(D) any acquisition of Common Stock by any Person who as of the date this Plan is approved by the Company’s stockholders holds any of the Company’s Series B Mandatorily Convertible Preferred Stock or their respective affiliates,

(E) any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 11.12(a)(ii) hereof; or

(ii) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of Horizon) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination, the individuals and entities who were the beneficial owners of Horizon’s outstanding Common Stock and Horizon’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof; or

(iii) approval by the stockholders of Horizon of a complete liquidation or dissolution of Horizon.

For purposes of this Section 11.12, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(b) Upon a Change of Control of the type described in clause (a)(i) of this Section 11.12 or upon the approval by the Board of Directors of Horizon of any Change of Control of the type described in clause (a)(ii) or (a)(iii) of this Section 11.12, all outstanding Incentives granted pursuant to this Plan shall automatically become fully vested and exercisable, all restrictions or limitations on any Incentives shall automatically lapse and, unless otherwise provided in the Incentive Agreement, all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved at the target level without the necessity of action by any person.

(c) No later than 30 days after a Change of Control of the type described in subsection (a)(i) of this Section 11.12 and no later than 30 days after the approval by the Board of a Change of Control of the type described in subsections (a)(ii) or (a)(iii) of this Section 11.12, the Committee, acting in its sole discretion without the consent or approval of any participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual participants and which may vary among Incentives held by any individual participant; provided, however, that no such action may be taken if it would result in the imposition of a penalty on the participant under Section 409A of the Code as a result thereof:

(i) require that all outstanding options, SARs or Other Stock-Based Awards be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options, SARs and Other Stock-Based Awards and all rights of participants thereunder shall terminate,

(ii) make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control and provide participants with substantially equivalent rights before and after such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

(iii) provide for mandatory conversion or exchange of some or all of the outstanding options, SARs, restricted stock units or Other Stock-Based Awards held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such Incentives shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option, SAR, restricted stock unit or Other Stock-Based Award, as defined and calculated below, over the per share exercise price or base price of such Incentive or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess, or

(iv) provide that thereafter, upon any exercise or payment of an Incentive that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such Incentive, in lieu of the number of shares of Common Stock then covered by such Incentive, the number and class of shares of stock or other securities or property (including cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such Incentive.

(d) For the purposes of conversions or exchanges under paragraph (iii) of Section 11.12(c), the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:

(i) the per share price to be paid to holders of Common Stock in any such merger, consolidation or other reorganization,

(ii) the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change of Control takes place, or

(iii) in all other events, the fair market value of a share of Common Stock, as determined by the Committee as of the time determined by the Committee to be immediately prior to the effective time of the conversion or exchange.

(e) In the event that the consideration offered to stockholders of Horizon in any transaction described in this Section 11.12 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.
      11.13     Repurchase. Upon approval of the Committee, the Company may repurchase all or a portion of a previously granted Incentive from a participant by mutual agreement by payment to the participant of cash or Common Stock or a combination thereof with a value equal to the value of the Incentive determined in good faith by the Committee; provided, however, that in no event will this section be construed to grant the Committee the power to take any action in violation of Section 5.6 or 8.7.
      11.14     Liability.

(a) Neither Horizon, its affiliates or any of their respective directors or officers shall be liable to any participant relating to the participant’s failure to (i) realize any anticipated benefit under an Incentive due to the failure to satisfy any applicable conditions to vesting, payment or settlement, including the failure to attain performance goals or to satisfy the conditions specified in Section 11.5 or (ii) realize any anticipated tax benefit or consequence due to changes in applicable law, the particular circumstances of the participant, or any other reason.

(b) No member of the Committee (or officer of the Company exercising delegated authority of the Committee under Section 3 thereof) will be liable for any action or determination made in good faith with respect to this Plan or any Incentive.
      11.15     Interpretation.

(a) Unless the context otherwise requires, (i) all references to Sections are to Sections of this Plan, (ii) the term “including” means including without limitation, (iii) all references to any particular Incentive Agreement shall be deemed to include any amendments thereto or restatements thereof, and (iv) all references to any particular statute shall be deemed to include any amendment, restatement or re-enactment thereof or any statute or regulation substituted therefore.

(b) The titles and subtitles used in this Plan or any Incentive Agreement are used for convenience only and are not to be considered in construing or interpreting this Plan or the Incentive Agreement.

(c) All pronouns contained in this Plan or any Incentive Agreement, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identities of the parties may require.

(d) Whenever any provision of this Plan authorizes the Committee to take action or make determinations with respect to outstanding Incentives that have been granted or awarded by the chief executive officer of Horizon under Section 3(i) hereof, each such reference to “Committee” shall be deemed to include a reference to any officer of the Company that has delegated administrative authority under Section 3(ii) of this Plan (subject to the limitations of such section).
      11.16     Compliance with Section 409A. It is the intent of the Company that this Plan comply with the requirements of Section 409A of the Code with respect to any Incentives that constitute non-qualified deferred compensation under Section 409A and the Company intends to operate the Plan in compliance with Section 409A and the Department of Treasury’s guidance or regulations promulgated thereunder. If the Committee grants any Incentives or takes any other action that would, either immediately or upon vesting or payment of the Incentive, inadvertently result in the imposition of a penalty on a participant under Section 409A of the Code, then the Company, in its discretion, may, to the maximum extent permitted by law, unilaterally rescind ab initio, sever, amend or otherwise modify the grant or action (or any provision of the Incentive) in such manner necessary for the penalty to be inapplicable or reduced.
* * * * * * * * * *

Horizon Offshore, Inc.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders on August 18, 2005

The undersigned hereby appoints William B. Gibbens, III proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated below, all of the shares of common stock of Horizon Offshore, Inc. (the "Company") that the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held on August 18, 2005, and any adjournments thereof.

     Please specify your choices by marking the appropriate boxes on the reverse side. If no specific directions are given, this proxy will be voted FOR the nominees listed on the reverse side under Proposal 2(a)., if Proposal 1 is approved, or alternatively, under Proposal 2(b)., if Proposal 1 is not approved, and FOR the other proposals. The individual designated above will vote in his discretion on any other matter that may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

The Board of Directors recommends a vote FOR the nominees listed in Proposal 2 and FOR Proposals 1, 3, 4, 5, 6 and 7.	Please
	Mark Here	☐
for Address
Change or
Comments
SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN
1.	An amendment to the Company’s Certificate of Incorporation to elect all directors annually for one year terms	☐	☐	☐

2.	Election of directors
a.	If Proposal 1 is approved — Election of Five Directors 01 Charles O. Buckner 02 John T. Mills 03 Ken R. LeSuer 04 David W. Sharp 05 Raymond L. Steele	FOR all nominees listed (except as marked to the contrary below)	☐	Withhold Authority to vote for all nominees listed	☐

Instructions: To withhold authority for any individual nominee, strike a line through the nominee’s name above.

b.	Alternatively, if Proposal 1 is not approved — Election of One Director 06 John T. Mills	FOR all nominees listed (except as marked to the contrary below)	☐	Withhold Authority to vote for all nominees listed	☐
Instructions: To withhold authority for any individual nominee, strike a line through the nominee’s name above.

		FOR	AGAINST	ABSTAIN
3.	An amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 100 million to 1.5 billion	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	An amendment to the Company’s Certificate of Incorporation to reduce the par value of the Company’s common and preferred stock from $1.00 per share to $0.001 per share.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
5.	An amendment to the Company’s Certificate of Incorporation to eliminate all supermajority vote requirements.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
6.	Approval of the Company’s 2005 Stock Incentive Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
7.	Ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2005.	☐	☐	☐

8.	In his discretion, to vote upon such other business as may properly come before the annual meeting and any adjournments thereof

Please mark, sign, date and return this proxy promptly using the enclosed envelope.

Signature of Stockholder                                                 Signature if held jointly                                                  Date,                       2005

Please sign exactly as name appears hereon. When signing as executor, administrator, attorney, trustee, or guardian please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

       http://www.proxyvoting.com/hoff
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

Mail

Mark, sign and date
your proxy card and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.